Exhibit 4.4

FOURTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

This FOURTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (this “Agreement”) is entered into on May 14, 2020 (the “Effective Date”), by and among:

1.

Soulgate Inc., an exempted company organized under the Laws of the Cayman Islands (the “Company”), whose registered office is located at Osiris International Cayman Limited, Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209;

2.

Soul Egg Holdings Limited, a company incorporated under the laws of Hong Kong (“Soul Egg”), whose registered office is located at FLAT/RM A 12/F KIU FU COMMERCIAL BLDG, 300 LOCKHART ROAD, WAN CHAI, Hong Kong;

3.

Soulgate Hongkong Limited, a company incorporated under the Laws of Hong Kong (the “HK Subsidiary”), whose registered office is located at Suite 603, 6/F Laws Comm Plaza 788 CHEUNG SHA WAN RD KLN Hong Kong;

4.

Shanghai Soul Technology Co. Ltd (上海搜尔信息科技有限公司), a wholly foreign owned enterprise incorporated under the Laws of the PRC (the “WFOE”), whose legal address is located at Room 2101 (Namely Room 2301) No. 868 Yinghua Road, Pudong District, Shanghai, PRC;

5.

Shanghai Soulgate Technology Co., Ltd. (上海任意门科技有限公司), a company incorporated under the Laws of the PRC (the “Domestic Company”), whose legal address is located at Room 244, Building 1, No.177, Chuanchang Road, Xuhui District, Shanghai, PRC;

6.	The company listed on Part I of the Schedule I attached hereto (the “Founder Holding Company”);

7.	The individual listed on Part II of the Schedule I attached hereto (the “Founder”);

8.	J&M Capital Limited, a company organized under the Laws of the British Virgin Islands;

9.	Mingjun Capital Limited, a company organized under the Laws of the British Virgin Islands;

10.

VENTEK LIMITED, a company organized under the Laws of Hong Kong (together with J&M Capital Limited and Mingjun Capital Limited, the “Other Ordinary Shareholders” and each an “Other Ordinary Shareholder”);

11.	Each of the entities listed on Part III of the Schedule I attached hereto (collectively the “Investors”, and each an “Investor”).

Each of the parties listed above is referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A

Certain Investors have agreed to purchase from the Company, and the Company has agreed to sell to such Investors, a certain number of Series D Preferred Shares of the Company on the terms and conditions set forth in the Series D Preferred Share Purchase Agreement dated as of the date hereof by and among the Company, the HK Subsidiary, the WFOE, the Domestic Company, the Founder Holding Company, the Founder and such Investors (the “Purchase Agreement”).

B	The Purchase Agreement provides that the execution and delivery of this Agreement shall be a condition precedent to the consummation of the transactions contemplated under the Purchase Agreement.

C

The Company, the HK Subsidiary, the WFOE, the Domestic Company, the Founder Holding Company, the Founder, the Other Ordinary Shareholders, Morningside, MFund, Genesis Capital, Apoletto, GGV Capital and Lighthouse Capital entered into the Third Amended and Restated Shareholders Agreement dated December 7, 2018 (the “Prior Shareholders Agreement”), and the Parties desire to enter into this Agreement to amend and restate the Prior Shareholders Agreement in its entirety.

D	The Parties desire to enter into this Agreement and make the respective representations, warranties, covenants and agreements set forth herein on the terms and conditions set forth herein.

WITNESSETH

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereto hereby agree as follows:

1.	Definitions.

1.1. The following terms shall have the meanings ascribed to them below:

“Accounting Standards” shall mean generally accepted accounting principles in the PRC, Hong Kong, U.S. or other jurisdictions, as applicable.

“Affiliate” shall mean, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In the case of an Investor, the term “Affiliate” also includes (i) any Person who holds Preferred Shares as a nominee for such Investor, (ii) any shareholder of such Investor, (iii) any entity or individual who has a direct or indirect interest in such Investor (including, if applicable, any general partner or limited partner) or any fund manager thereof, (iv) any Person that directly or indirectly Controls, is Controlled by, under common Control with, or is managed by such Investor or its fund manager, (v) the relatives of any individual referred to in (iii) above, and (vi) any trust Controlled by or held for the benefit of such individuals. For the avoidance of doubt, no Investor shall be deemed to be an Affiliate of any Group Company.

“Apoletto” shall mean Apoletto Asia Ltd.

“Applicable Securities Laws” shall mean, (i) with respect to any offering of securities in the United States, or any other act or omission within that jurisdiction, the securities Laws of the United States, including the Exchange Act and the Securities Act, and any applicable Law of any state of the United States, and (ii) with respect to any offering of securities in any jurisdiction other than the United States, or any related act or omission in that jurisdiction, the applicable Laws of that jurisdiction.

“Associate” shall mean, with respect to any Person, (i) a corporation or organization (other than the Group Companies) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of five percent (5%) or more of any class of Equity Securities of such corporation or organization, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity, or (iii) any relative or spouse of such Person, or any relative of such spouse.

“Auditor” shall mean any one of the Big Four accounting firms.

“Board” shall mean the board of directors of the Company.

“Business Day” shall mean any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by Law to be closed in the PRC, Hong Kong, the Cayman Islands and the United States.

“Charter Documents” shall mean, with respect to a particular legal entity, the articles or certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Closing” shall have the meaning set forth in the Purchase Agreement.

“Closing Date” shall have the meaning set forth in the Purchase Agreement.

“Commission” shall mean, (i) with respect to any offering of securities in the United States, the Securities and Exchange Commission of the United States or any other federal agency at the time administering the Securities Act, and (ii) with respect to any offering of securities in a jurisdiction other than the United States, the regulatory body of the jurisdiction with authority to supervise and regulate the offering or sale of securities in that jurisdiction.

“Consent” shall mean any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

“Control” of a given Person, shall mean, the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.

“Control Documents” shall have the meaning set forth in the Purchase Agreement.

“Covered Person” shall mean any holder of the Preferred Shares or any Affiliate, partner, member, director, employee, agent or other related person of any such holder, other than a Person who is an employee of any Group Company.

“Deemed Liquidation Event” shall have the meaning set forth in the Memorandum and Articles.

“Director” shall mean any director serving on the Board.

“Equity Securities” shall mean, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any contract providing for the acquisition of any of the foregoing.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended from time to time.

“Excluded Opportunity” shall mean any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of a Covered Person, unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and exclusively in such Covered Person’s capacity as a director of any Group Company.

“FCPA” shall mean Foreign Corrupt Practices Act of the United States of America, as amended from time to time.

“Form F-3” shall mean Form F-3 promulgated by the Commission under the Securities Act or any successor form or substantially similar form then in effect.

“Form S-3” shall mean Form S-3 promulgated by the Commission under the Securities Act or any successor form or substantially similar form then in effect.

“Force Majeure” shall mean any event beyond the reasonable expectation and control of a Party, which is unavoidable with the reasonable attention of the affected Party, including but not limited to, unscheduled interruptions, loss or malfunctions of utilities, telecommunications, computer (software and hardware) or server services, loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, fires, explosions, storms, floods, earthquakes, tides, lightning or wars. For the avoidance of doubts, acts of any Governmental Authority or third party due to any breach, non-compliance or infringement of any Group Company shall not be deemed as a Force Majeure.

“Genesis Capital” shall mean Genesis Capital I LP.

“GGV Capital” shall mean GGV Capital VI L.P. and GGV Capital VI Entrepreneurs Fund L.P., collectively.

“Governmental Authority” shall mean any government of any nation or any federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission or instrumentality of the PRC, Hong Kong, the Cayman Islands, the United States or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Order” shall mean any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group Company” shall mean each of the Company, Soul Egg, the HK Subsidiary, the WFOE and the Domestic Company, together with each Subsidiary of any of the foregoing, and “Group” refers to all of Group Companies collectively.

“Holders” shall mean the holders of Registrable Securities who are parties to this Agreement from time to time, and their permitted transferees that become parties to this Agreement from time to time.

“Hong Kong” shall mean the Hong Kong Special Administrative Region of the People’s Republic of China.

“Indebtedness”, of any Person, shall mean, without duplication, each of the following of such Person: (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced that are incurred in connection with the acquisition of properties, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations that are capitalized in accordance with the applicable Accounting Standards, (vii) all obligations under banker’s acceptance, letter of credit or similar facilities, (viii) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any Equity Securities of such Person, (ix) all obligations in respect of any interest rate swap, hedge or cap agreement, and (x) all guarantees issued in respect of the Indebtedness referred to in clauses (i) through (ix) above of any other Person, but only to the extent of the Indebtedness guaranteed.

“Initiating Holders” shall mean, with respect to a request duly made under Section 2.1 or Section 2.2 of Appendix A attached hereto to Register any Registrable Securities, the Holders initiating such request.

“IPO” shall mean the first firm underwritten registered public offering by the Company of its Ordinary Shares pursuant to a Registration Statement that is filed with and declared effective by either the Commission under the Securities Act or another Governmental Authority for a public offering in a jurisdiction other than the United States.

“Key Employees” shall have the meaning set forth in the Purchase Agreement.

“Law” shall mean any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“Lien” shall mean any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by contract, understanding, Law, equity or otherwise.

“Lighthouse” shall mean Lighthouse Capital International Inc. and Lighthouse International Growth Fund L.P., collectively.

“Majority Ordinary Holders” shall mean the holders of a majority of the voting power of the outstanding Ordinary Shares.

“Majority Preferred Holders” shall mean, the holders of more than forty percent (40%) of the voting power of the then outstanding Preferred Shares, voting together as a single class and calculated on an as-converted basis.

“Majority Series D Holders” shall mean, the holders of at least a majority of the voting power of the then outstanding Series D Preferred Shares, voting together as a single class and calculated on an as-converted basis.

“Memorandum and Articles” shall mean the Memorandum of Association of the Company and the Articles of Association of the Company, as each may be amended and/or restated from time to time.

“MFund” shall mean MFund, L.P..

“Morningside” shall mean Morningside China TMT Fund IV, L.P. and Morningside China TMT Fund IV Co-Investment, L.P., collectively.

“Operating Data” shall mean daily active users, monthly active users, daily time spend, monthly/daily new additions, 30-day retention of new users, gross revenue and customer acquisition cost.

“Ordinary Shares” shall mean the Company’s ordinary shares, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Ordinary Share Equivalents” shall mean any Equity Security which is by its terms convertible into or exchangeable or exercisable for Ordinary Shares or other share capital of the Company, including without limitation the Preferred Shares.

“Original Tencent Protective Period” shall mean the period commencing from the Closing Date until the expiration of the First Call Option Exercise Period.

“Person” shall mean any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PRC” shall mean the People’s Republic of China, but solely for the purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and the islands of Taiwan.

“Preferred Shares” shall mean the Series D Preferred Shares, Series C Preferred Shares, the Series B Preferred Shares, the Series A-1 Preferred Shares, the Series A Preferred Shares and the Series Angel Preferred Shares.

“Preferred Share Issue Date” shall mean the Series D-1 Issue Date, Series D-2 Issue Date, Series C Issue Date, the Series B Issue Date, the Series A-1 Issue Date, the Series A Issue Date and/or the Series Angel Issue Date, as applicable.

“Public Official” shall mean any executive, official, or employee of a Governmental Authority, political party or member of a political party, political candidate; executive, employee or officer of a public international organization; or director, officer or employee or agent of a wholly owned or partially state-owned or controlled enterprise, including a PRC state-owned or controlled enterprise.

“Qualified Call Option” shall mean by exercise of the First Call Option, Tencent’s shareholding in the Company immediately thereafter is no less than thirty percent (30%) of the outstanding share capital of the Company (on an as-converted and fully-diluted basis).

“Qualified IPO” shall mean a firm commitment underwritten public offering of the Ordinary Shares of the Company (or depositary receipts or depositary shares therefor) in the United States pursuant to an effective registration statement under the Securities Act, with an offering price (net of underwriting commissions and expenses) that implies a market capitalization of the Company immediately prior to such offering of not less than US$2 billion or RMB equivalent and that results in gross proceeds of at least US$200 million or RMB equivalent, or in a public offering of the Ordinary Shares of the Company (or depositary receipts or depositary shares therefor) in another jurisdiction which results in the Ordinary Shares trading publicly on the Hong Kong Stock Exchange, or another recognized international securities exchange approved by the Majority Preferred Holders, so long as such offering satisfies the foregoing market capitalization and gross proceeds requirements.

“Registrable Securities” shall mean the Shares held by the Investors, excluding Shares sold by the Investors in a transaction other than an assignment pursuant to Section 11.3. For purposes of this Agreement, Registrable Securities shall cease to be Registrable Securities when such Registrable Securities have been disposed of pursuant to an effective Registration Statement.

“Registration” shall mean a registration effected by preparing and filing a Registration Statement and the declaration or ordering of the effectiveness of that Registration Statement; and the terms “Register” and “Registered” have meanings concomitant with the foregoing.

“Registration Statement” shall mean a registration statement prepared on Form F-1, F-3, S-1, or S-3 under the Securities Act, or on any comparable form in connection with registration in a jurisdiction other than the United States.

“Right of First Refusal and Co-Sale Agreement” shall mean the Right of First Refusal and Co-Sale Agreement, dated on the even date hereof among the Company and certain other parties named therein, as amended from time to time.

“Securities Act” shall mean the United States Securities Act of 1933, as amended from time to time.

“Series D-1 Issue Date” shall mean the date of the first issuance of a Series D-1 Preferred Share.

“Series D-2 Issue Date” shall mean the date of the first issuance of a Series D-2 Preferred Share.

“Series C Issue Date” shall mean the date of the first issuance of a Series C Preferred Share.

“Series B Issue Date” shall mean the date of the first issuance of a Series B Preferred Share.

“Series A-1 Issue Date” shall mean the date of the first issuance of a Series A-1 Preferred Share.

“Series A Issue Date” shall mean the date of the first issuance of a Series A Preferred Share.

“Series Angel Issue Date” shall mean the date of the first issuance of a Series Angel Preferred Share.

“Series D-1 Preferred Shares” shall mean, the Series D-1 Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series D-2 Preferred Shares” shall mean, the Series D-2 Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series D Preferred Shares” shall mean the Series D-1 Preferred Shares and the Series D-2 Preferred Shares.

“Series C Preferred Shares” shall mean the Series C Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series B Preferred Shares” shall mean the Series B Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series A-1 Preferred Shares” shall mean the Series A-1 Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series A Preferred Shares” shall mean the Series A Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series Angel Preferred Shares” shall mean the Series Angel Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Shareholder” shall mean a holder of any Shares.

“Share Restriction Agreement” shall mean the Share Restriction Agreement, dated on the even date hereof among the Company and certain other parties named therein, as amended from time to time.

“Shares” shall mean the Ordinary Shares and the Preferred Shares.

“Soul App” shall mean the App developed and operated by the Group Companies titled “Soul”.

“Statute” shall mean the Companies Law (2020 Revision) of the Cayman Islands as amended and every statutory modification or re-enactment thereof for the time being in effect.

“Subsidiary” shall mean, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person.

“Supermajority Preferred Holders” shall mean, the holders of at least more than fifty-one percent (51%) of the voting power of the then outstanding Series D Preferred Shares, voting together as a single class and calculated on an as-converted basis, the holders of at least more than seventy percent (70%) of the voting power of the then outstanding Series C Preferred Shares, voting together as a single class and calculated on an as-converted basis, the holders of at least more than seventy percent (70%) of the voting power of the then outstanding Series B Preferred Shares (excluding Series B Preferred Shares held by any holder that holds both Series B Preferred Shares and any other series of Preferred Shares), voting together as a single class and calculated on an as-converted basis, the holders of at least more than fifty-one percent (51%) of the voting power of the then outstanding Series A Preferred Shares and Series A-1 Preferred Shares (voting together as a single class and calculated on an as-converted and fully-diluted basis), and the holders of at least more than fifty-one percent (51%) of the voting power of the then outstanding Series Angel Preferred Shares (voting together as a single class and calculated on an as-converted basis), collectively.

“Tencent” shall mean Image Frame Investment (HK) Limited.

“Trade Sale” shall mean, (i) a sale, lease, transfer or other disposition, in a single transaction or series of related transactions, of all or substantially all of the assets of any Group Company, (ii) a transfer or an exclusive licensing of all or substantially all of the intellectual property of any Group Company to a third party (except any of the Group Companies), (iii) a sale, exchange, transfer or other disposition, in a single transaction or series of related transactions, of a majority of the issued and outstanding share capital of any Group Company or a majority of the voting power of any Group Company (including the exercise of the Call Option which results in fifty percent (50%) or more of the outstanding share capital of the Company (on an as-converted and fully-diluted basis) being owned by Tencent), or (iv) a consolidation, amalgamation, merger or scheme of arrangement of any Group Company with or into any other Person or other reorganization in which the shareholders of the Company immediately after such consolidation, amalgamation, merger, scheme of arrangement or reorganization hold shares representing less than a majority of the voting power of the outstanding share capital of the surviving business entity.

“Transaction Documents” shall have the meaning set forth in the Memorandum and Articles.

“US” or “United States” shall mean the United States of America.

“Vetoed IPO” shall mean a bona fide firm commitment underwritten public offering of the Ordinary Shares of the Company (or depositary receipts or depositary shares therefor) in the United States, Hong Kong Stock Exchange or another internationally recognized stock exchanges in another jurisdiction approved by Tencent, with a bona fide firm offering price given by internationally reputable underwriters after formal road shows or similar promotion and marketing activities among reputable institutional investors (net of underwriting commissions and expenses) that implies a market capitalization of the Company immediately prior to such offering of not less than US$1.5 billion or RMB equivalent, which is finally objected by Tencent at its sole discretion.

1.2. Interpretation. For all purposes of this Agreement, except as otherwise expressly herein provided, (i) the terms defined in this Section 1 shall have the meanings assigned to them in this Section 1 and include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein have the meanings assigned under the applicable Accounting Standards, (iii) all references in this Agreement (other than Appendix A attached hereto) to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement, (iv) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (v) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (vi) all references in this Agreement to designated Schedules, Exhibits and Appendices are to the Schedules, Exhibits and Appendices attached to this Agreement, (vii) references to this Agreement, any other Transaction Documents and any other document shall be construed as references to such document as the same may be amended, supplemented or novated from time to time, (viii) the term “or” is not exclusive, (ix) the term “including” will be deemed to be followed by “, but not limited to,” (x) the terms “shall”, “will” and “agree” are mandatory, and the term “may” is permissive, (xi) the phrase “directly or indirectly” shall mean directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning, (xii) the term “voting power” refers to the number of votes attributable to the Shares (on an as-converted basis) in accordance with the terms of the Memorandum and Articles, (xiii) the headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement, (xiv) references to Laws include any such Law modifying, reenacting, extending or made pursuant to the same or which is modified, reenacted, or extended by the same or pursuant to which the same is made, and (xv) all references to dollars or to “US$” are to currency of the United States and all references to RMB are to currency of the PRC (and each shall be deemed to include reference to the equivalent amount in other currencies).

2. Registration Right. The Parties hereby acknowledge and agree to the terms set forth in Appendix A attached hereto, making provision for certain registration rights, and such terms in Appendix A attached hereto form an integral part of this Agreement and are binding on the Parties as if such terms were set forth in the body of this Agreement.

3.	Preemptive Right.

3.1. General. The Company hereby grants to each holder of Preferred Shares (the “Rights Holder”) the preemptive right to purchase such Rights Holder’s Pro Rata Shares (as defined below) (and any oversubscription, as provided below), of all (or any part) of any New Securities (as defined below) that the Company may from time to time issue after the Effective Date (the “Preemptive Right”).

3.2. Pro Rata Share. A Rights Holder’s “Pro Rata Shares” for purposes of the Preemptive Right is that number of shares which equals the specified quantity of the New Securities proposed to be issued by the Company, multiplied by a fraction equal to (i) the total number of Ordinary Shares (calculated on an as-converted basis) held by such Rights Holder, divided by (ii) the total number of Ordinary Shares of the Company (calculated on an as-converted basis) then outstanding and reserved immediately prior to the issuance of the New Securities giving rise to the Preemptive Right.

3.3. New Securities. For purposes hereof, “New Securities” shall mean any Equity Securities of the Company issued after the Effective Date, except for:

(i) any Equity Securities of the Company issued after the repurchase of the corresponding existing equity securities (if applicable) pursuant to Tencent’s exercise of its Call Option (as defined below);

(ii) up to 16,147,145 (such number can be increased from time to time as approved by the Company in accordance with this Agreement and the Memorandum and Articles) Ordinary Shares (as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and other similar events) and/or options or warrants therefor issued to employees, officers, directors, contractors, advisors or consultants of the Group Companies pursuant to the Company’s employee share option plans to be duly adopted by the Board in accordance with this Agreement and the Memorandum and Articles (the “ESOP”);

(iii) any Equity Securities of the Company issued or issuable pursuant to a share split, share dividend, combination, recapitalization or other similar transaction of the Company duly approved by the Company in accordance with this Agreement and the Memorandum and Articles;

(iv) any Equity Securities of the Company issued pursuant to the bona fide firmly underwritten public offering duly approved by the Company in accordance with this Agreement and the Memorandum and Articles;

(v) any Equity Securities of the Company issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all assets of such other corporation or entity, or fifty percent (50%) or more of the equity ownership or voting power of such other corporation or entity, in any case, as duly approved by the Company in accordance with this Agreement and the Memorandum and Articles; and

(vi) any Ordinary Shares issued upon the conversion of the Preferred Shares.

3.4.	Procedures.

(i) First Participation Notice. In the event that the Company proposes to undertake an issuance of the New Securities (in a single transaction or series of related transactions), it shall give to each Rights Holder written notice of its intention to issue the New Securities (the “First Participation Notice”), describing the amount and type of the New Securities, the price and the general terms upon which the Company proposes to issue such New Securities. Each Rights Holder shall have thirty (30) days from the receipt date of any such First Participation Notice to agree in writing to purchase up to such Rights Holder’s Pro Rata Shares of the New Securities for the price and upon the terms and conditions specified in the First Participation Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Rights Holder’s Pro Rata Shares). If any Rights Holder fails to so respond in writing within such thirty (30)-day period, then such Rights Holder shall forfeit the right hereunder to purchase its Pro Rata Shares of the New Securities, but it shall not be deemed to forfeit any right with respect to any other issuance of the New Securities.

(ii) Second Participation Notice; Oversubscription. If any Rights Holder fails or declines to exercise its Preemptive Right in accordance with subsection (i) above, the Company shall promptly give notice (the “Second Participation Notice”) to other Rights Holders who exercised in full their Preemptive Rights (the “Oversubscription Participants”) in accordance with subsection (i) above. Each Oversubscription Participant shall have ten (10) Business Days from the date of the Second Participation Notice (the “Second Participation Period”) to notify the Company of its desire to purchase more than its Pro Rata Shares of the New Securities, but up to that portion of the New Securities for which all the Rights Holders were entitled to subscribe under subsection (i) above but that were not subscribed for by certain Rights Holders in accordance with subsection (i) above (the “Available New Securities”), stating the number of the additional New Securities it proposes to buy (the “Additional Number”). Such notice may be made by telephone if confirmed in writing within two (2) Business Days. If, as a result thereof, such oversubscription exceeds the total number of the Available New Securities, each Oversubscription Participant will be cut back by the Company with respect to its oversubscription to such number of remaining New Securities equal to the lesser of (a) the Additional Number and (b) the product obtained by multiplying (x) the number of the Available New Securities by (y) a fraction, the numerator of which is the total number of Ordinary Shares (including the Preferred Shares on an as-converted basis) held by such Oversubscription Participant and the denominator of which is the total number of Ordinary Shares (including the Preferred Shares on an as-converted basis) held by all the Oversubscription Participants.

3.5. Failure to Exercise. Upon the expiration of the Second Participation Period, or in the event no Rights Holder exercises the Preemptive Rights within thirty (30) days following the receipt date of the First Participation Notice, the Company shall have ninety (90) days thereafter to complete the sale of the New Securities described in the First Participation Notice with respect to which the Preemptive Rights hereunder were not exercised at the same or higher price and upon non-price terms not more favorable to the purchasers thereof than specified in the First Participation Notice. In the event that the Company has not issued and sold such New Securities within such ninety (90)-day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Rights Holders pursuant to this Section 3.

4.	Information and Inspection Rights.

4.1. Delivery of Financial Statements. The Group Companies shall deliver to each Rights Holder the following documents or reports:

(i) within ninety (90) days after the end of each fiscal year, audited annual consolidated financial statements report with the footnotes including the balance sheet, profit statement and cash flows statement of the Group Companies (collectively, the financial statements referred to above, the “Financial Statements”) for such fiscal year, audited and certified by the Auditor;

(ii) within forty-five (45) days after the end of each fiscal quarter, unaudited quarterly consolidated Financial Statements of the Group Companies, and certified by the chief executive officer of the Company;

(iii) within fifteen (15) days after the end of each fiscal month, the Operating Data of the Group Companies;

(iv) at least thirty (30) days prior to the end of each fiscal year, an annual budget and business plan of the Group Companies for next fiscal year;

(v) copies of all documents or other information sent to other Shareholders and any reports publicly filed by the Group Companies with any relevant securities exchange, regulatory authority or Governmental Authority, no later than five (5) days after such documents or information are filed by the Group Companies; and

(vi) as soon as practicable, any other information reasonably requested by any such Rights Holder.

All the Financial Statements to be provided to the Rights Holder pursuant to this Section 4.1 shall be prepared in conformance with the applicable Accounting Standards and shall consolidate all of the financial results of the Group Companies. All the information (including without limitation the Financial Statements) provided by the Company to the Rights Holder pursuant to this Section 4.1 shall be verified and certified as true, correct and not misleading in all material respects by the chief executive officer of the Company.

4.2. Inspection Rights. The Group Companies, the Founder Holding Company and the Founder covenant and agree that each Rights Holder shall have the right to reasonably inspect facilities, properties, records and books of each Group Company at any time during regular working hours on reasonable prior notice to such Group Company and the right to discuss the business, operation and conditions of a Group Company with any Group Company’s directors, officers, employees, accounts, legal counsels and investment bankers.

4.3. Termination of Information and Inspection Rights. The rights and covenants set forth in Sections 4.1 and Section 4.2 shall terminate and be of no further force or effect shall terminate on the earlier of (i) the closing of a Qualified IPO, and (ii) the occurrence of a Deemed Liquidation Event.

5.	Election of Directors.

5.1.	Board.

(i) The Company shall have, and the Parties agree to cause the Company to have, a Board consisting of seven (7) authorized Directors. The Founder shall have right to designate, appoint, remove, replace and reappoint four (4) Directors on the Board, including the chairman of the Board. Tencent shall have right to designate, appoint, remove, replace and reappoint one (1) Director on the Board (the “Tencent Director”). Morningside shall have right to designate, appoint, remove, replace and reappoint one (1) Director (the “Morningside Director”). Genesis Capital shall have right to designate, appoint, remove, replace and reappoint one (1) Director on the Board (the “Genesis Director”, together with Tencent Director and Morningside Director, the “Preferred Directors”). Notwithstanding the foregoing, in the event that Tencent holds fifty percent (50%) or above of the outstanding share capital of the Company (on an as-converted and fully-diluted basis), the Board shall be composed of nine (9) authorized Directors and recomposed as follows: (i) Tencent shall have right to designate, appoint, remove, replace and reappoint five (5) Directors on the Board (hereafter, the “Tencent Directors”), (ii) the Founder shall have right to designate, appoint, remove, replace and reappoint two (2) Directors on the Board, (iii) Morningside shall have right to designate, appoint, remove, replace and reappoint one (1) Director (hereafter, the “Morningside Director”); and (iv) Genesis Capital shall have right to designate, appoint, remove, replace and reappoint one (1) Director on the Board (hereafter, the “Genesis Director”, together with Tencent Directors and Morningside Director, the “Preferred Directors”).

(ii) Upon request of the Majority Preferred Holders, subject to applicable Laws, each Group Company shall, and the Parties shall, as soon as practicable, cause each Group Company to, (a) have a board of directors or similar governing body (the “Subsidiary Board”), (b) the authorized size of each Subsidiary Board at all times be the same authorized size as the Board, (c) the composition of each Subsidiary Board to at all times consist of the same persons as directors as those then on the Board, and (d) follow the same nomination mechanism, quorum and meeting requirements applicable to the Board.

(iii) Apoletto shall be entitled to designate, appoint, remove, replace and reappoint one (1) observer to the Board, and any committee thereof, which observer shall receive notice of and copies of materials provided to Directors, and shall be entitled to attend, in nonvoting capacity, all meetings of the Board and any committee thereof.

(iv) GGV Capital shall be entitled to designate, appoint, remove, replace and reappoint one (1) observer to the Board, and any committee thereof, which observer shall receive notice of and copies of materials provided to Directors, and shall be entitled to attend, in nonvoting capacity, all meetings of the Board and any committee thereof.

(v) MFund shall be entitled to designate, appoint, remove, replace and reappoint one (1) observer to the Board, and any committee thereof, which observer shall receive notice of and copies of materials provided to Directors, and shall be entitled to attend, in nonvoting capacity, all meetings of the Board and any committee thereof.

5.2.	Voting Agreements.

(i) With respect to each election of Directors of the Board, each holder of voting securities of the Company shall vote at each meeting of shareholders of the Company, or in lieu of any such meeting shall give such holder’s written consent with respect to, as the case may be, all of such holder’s voting securities of the Company as may be necessary (a) to keep the authorized size of the Board at seven (7) Directors, (b) to cause the election or re-election as members of the Board, and during such period to continue in office, each of the individuals designated pursuant to Section 5.1, and (c) against any nominees not designated pursuant to Section 5.1.

(ii) Any Director designated pursuant to Section 5.1 may beremoved from the Board, either for or without cause, only upon the vote or written consent of the Person or group of Persons then entitled to designate such Director pursuant to Section 5.1, or by the Company at any time when the Person or group of Persons are no longer entitled to designate such Director pursuant to Section 5.1, and the Parties agree not to seek, vote for or otherwise effect the removal of any such Director without such vote or written consent. Any Person or group of Persons then entitled to designate any individual to be elected as a Director on the Board shall have the exclusive right at any time or from time to time to remove any such Director occupying such position and to fill any vacancy caused by the death, disability, retirement, resignation or removal of any Director occupying such position or any other vacancy therein, and each other Party agrees to cooperate with such Person or group of Persons in connection with the exercise of such right. Each holder of voting securities of the Company agrees to always vote such holder’s respective voting securities of the Company at a meeting of the members of the Company (and given written consents in lieu thereof) in support of the foregoing.

(iii) The Company agrees to take such action, and each other Party hereto agrees to take such action, as is necessary to cause the election or appointment to each Subsidiary Board of each director designated to serve on the Board pursuant to Section 5.1. Upon a removal or replacement of such director from the Board in accordance with Section 5.2(ii), the Company agrees to take such action, and each other Party hereto agrees to take such action, as is necessary to cause the removal or replacement of such director from each Subsidiary Board.

5.3. Quorum. The Board shall hold no less than two (2) (or the number otherwise reasonably requested by the Preferred Directors for business or operation purpose) board meetings during each fiscal year. A meeting of the Board shall only proceed where there are present (whether in person or by means of a conference telephone or any other equipment which allows all participants in the meeting to speak to and hear each other simultaneously) a majority of the number of the Directors that includes the Preferred Directors then in office, and the Parties shall cause the foregoing to be the quorum requirements for the Board. Notwithstanding the foregoing, if notice of the board meeting has been duly delivered to all Directors of the Board five (5) Business days prior to the scheduled meeting in accordance with the notice procedures under the Memorandum and Articles, and the quorum is not present within one (1) hour from the time appointed for the meeting, the meeting shall be adjourned to the fifteenth (15th) following Business Day at the same time and place (or to such other time or such other place as the Directors may determine) with written notice delivered to all Directors, MFund, Apoletto and GGV Capital prior to the adjourned meeting in accordance with the notice procedures under the Memorandum and Articles and, if at the adjourned meeting, the quorum is not present within half an hour from the time appointed for the meeting, then the presence of the other Directors shall not be required for the quorum of such adjourned meeting; provided that (i) the present Directors shall only discuss the matters as originally notified, and (ii) if the Preferred Directors required for the quorum is not present at such adjourned meeting, no Directors’ resolutions shall be passed in such adjourned meeting in respect to anything that requires approval of the absent Preferred Directors as provided in Section 6.2, and MFund, Apoletto and GGV Capital shall be entitled to inspect the Directors’ resolutions and records of board meetings from time to time.

5.4. Expenses. The Company will promptly pay or reimburse each non-employee Board member for all reasonable out-of-pocket expenses incurred in connection with attending board or committee meetings and otherwise performing their duties as directors, observer or committee members.

5.5. Alternates. Subject to applicable Laws, each Director shall be entitled to appoint an alternate to serve at any Board meeting, and such alternate shall be permitted to attend all Board meetings and vote on behalf of the Director for whom she or he is serving as an alternate.

5.6. Establishment of Compensation Committee and Other Committees. As soon as reasonably practicable following the Effective Date, the Company shall establish and maintain a Compensation Committee and other committees if deemed to be necessary by the Board, and the Preferred Directors shall be the members of each of such committees.

6.	Protective Provisions.

6.1. Approval by Supermajority Preferred Holders. Notwithstanding any other vote or consent required elsewhere in this Agreement or the Memorandum and Articles, unless and until Tencent holds fifty percent (50%) or above of the outstanding share capital of the Company (on an as-converted and fully-diluted basis), the Company shall not take, permit to occur, approve, authorize, or agree or commit to do any of the following, and no Shareholder shall permit the Company to, take, permit to occur, approve, authorize, agree or commit to do any of the following, and the Company shall not permit any other Group Company to take, permit to occur, approve, authorize, or agree or commit to do any of the following, whether in a single transaction or series of related transactions, whether directly or indirectly, and whether or not by amendment, consolidation, amalgamation, merger, scheme of arrangement, or otherwise, unless approved in writing by the Supermajority Preferred Holders:

(i) the authorization, creation or issuance of any class or series of Equity Securities (or warrants, options or similar rights to acquire such Equity Securities) having any right, preference or priority superior to or on a parity with the Preferred Shares, or increase the authorized number of the Preferred Shares during the Original Tencent Protective Period;

(ii) any new issuance of debt or Equity Securities (or warrants, options or similar rights to acquire such Equity Securities) of the Company other than issuances to employees, directors and consultants pursuant to the ESOP during the Original Tencent Protective Period;

(iii) alter or change the rights, preferences, privileges, or the power of the holders of the Preferred Shares, or the restrictions set forth in the Transaction Documents for the interest of holders of the Preferred Shares;

(iv) any share split, share consolidation or share dividend, reclassification, or other forms of restructuring of capital of the Company;

(v) any repurchase, redemption or retirement of any Equity Securities of the Company (other than (A) pursuant to the terms herein, or conditions upon which such Equity Securities are issued and in both cases in accordance with the repurchase or redemption provisions in the Memorandum and Articles or other Charter Documents, or (B) pursuant to the share restriction agreements approved by the Board upon termination of a director, employee or consultant of any Group Company) and the issuance of Equity Securities with such rights of repurchase or redemption;

(vi) any amendment or modification to or waiver under or repeal of any provision of the Memorandum and Articles or other Charter Documents of the Company in a manner having adverse effect to the Preferred Shares;

(vii) any declaration, set aside or payment of a dividend or other distribution, or the adoption of, or any change to, the dividend policy;

(viii) the adoption or amendment or termination of the ESOP, or equivalent, for the benefit of the Company’s employees, directors and consultants and the amendment to any terms and conditions thereof; any change of the aggregate number of Shares issued or issuable under such employee share option plan;

(ix) any transaction between the Company and any of its shareholders, directors, officers, employees or any of their Affiliates or Associates, excluding any transaction between a Group Company and Tencent (or its Affiliate or Associate) occurring during the ordinary course of business on fair market terms;

(x) the commencement of or consent to any proceeding seeking (a) to adjudicate it as bankrupt or insolvent, (b) liquidation, winding up, dissolution, reorganization, or other arrangement under law relating to bankruptcy, insolvency or reorganization or relief of debtors, or (c) the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property;

(xi) any acquisition, merger, consolidation, investment in, or divestiture or sale of an interest in a subsidiary, partnership or joint venture;

(xii) any Trade Sale that occurs during the Original Tencent Protective Period, or any Trade Sale for which the price per Share does not exceed 125% of the Series D-2 Issue Price (as defined in the Memorandum and Articles) (in either case, a “Special Trade Sale”);

(xiii) incurrence of indebtedness or guarantees of indebtedness in excess of equivalent to five percent (5%) of the total assets of the Company;

(xiv) any sale, transfer, or other disposal of, or the incurrence of any lien on, any assets valued in excess of equivalent to five percent (5%) of the total assets of the Company;

(xv) any change in the accounting and financial policies or fiscal year of the Company;

(xvi) removal and replacement of the Auditor of the Company;

(xvii) any change in the authorized size of the Board or the board of the directors of any other Group Companies, or any change in the manner which the directors of any Group Company are appointed;

(xviii) any change in the equity ownership of the Domestic Company or any amendment or modification to or waiver under any of the Control Documents; and

(xix) any action by the Company to authorize, approve or enter into any agreement or obligation with respect to any of the actions listed above.

Notwithstanding anything to the contrary contained herein, where any act listed in clauses (i) through (xix) above requires a Special Resolution of the members of the Company in accordance with the Statute, and if the members vote in favor of such act but the approval of the Supermajority Preferred Holders has not yet been obtained, then at a meeting the Supermajority Preferred Holders in aggregate shall, in such vote, have the voting rights equal to the aggregate voting power of all the members who voted in favor of such act plus one (1).

6.2. Approval by Majority Preferred Holders. Notwithstanding any other vote or consent required elsewhere in this Agreement or the Memorandum and Articles, the Company shall not take, permit to occur, approve, authorize, or agree or commit to do any of the following, and no Shareholder shall permit the Company to, take, permit to occur, approve, authorize, agree or commit to do any of the following, and the Company shall not permit any other Group Company to take, permit to occur, approve, authorize, or agree or commit to do any of the following, whether in a single transaction or series of related transactions, whether directly or indirectly, and whether or not by amendment, consolidation, amalgamation, merger, scheme of arrangement, or otherwise, unless approved in writing by the Majority Preferred Holders:

(i) the authorization, creation or issuance of any class or series of Equity Securities (or warrants, options or similar rights to acquire such Equity Securities) having any right, preference or priority superior to or on a parity with the Preferred Shares, or increase the authorized number of the Preferred Shares after the expiry of the Original Tencent Protective Period;

(ii) any new issuance of debt or Equity Securities (or warrants, options or similar rights to acquire such Equity Securities) of the Company other than issuances to employees, directors and consultants pursuant to the ESOP after the expiry of the Original Tencent Protective Period;

(iii) any Trade Sale (excluding the Special Trade Sale);

(iv) any action by the Company to authorize, approve or enter into any agreement or obligation with respect to any of the actions listed above.

Notwithstanding anything to the contrary contained herein, where any act listed in clauses (i) through (iv) above requires a Special Resolution of the members of the Company in accordance with the Statute, and if the members vote in favor of such act but the approval of the Majority Preferred Holders has not yet been obtained, then at a meeting the Majority Preferred Holders in aggregate shall, in such vote, have the voting rights equal to the aggregate voting power of all the members who voted in favor of such act plus one (1).

6.3. Approval by the Board. Notwithstanding any other vote or consent required elsewhere in this Agreement and the Memorandum and Articles, the Company shall not take, permit to occur, approve, authorize, agree or commit to do any of the following, and no member shall permit the Company to, take, permit to occur, approve, authorize, or agree or commit to do any of the following, whether in a single transaction or series of related transactions, whether directly or indirectly, and whether or not by amendment, consolidation, amalgamation, merger, scheme of arrangement, or otherwise, unless approved by the Board in advance, and (x) any act listed in clause (i) and (ii) shall not be approved without the written consent of all the Preferred Directors; (y) any act listed in the clauses (iii) through (v) shall not be approved without the written consent of at least two Preferred Directors:

(i) approval of, or any deviation from or amendment of annual budget;

(ii) granting any options or other awards under the ESOP to the Founder, or granting any options or other awards under the ESOP during any calendar year that represent in the aggregate of three percent (3%) or more of the outstanding share capital of the Company on January 1st of such calendar year, or granting any options or other awards under the ESOP with the exercise price per share that is less than seventy percent (70%) of the placing price of the latest private placement of the Shares immediately prior to such issuance (collectively, the “Special Grant of ESOP”);

(iii) approval of, or any deviation from or amendment of the business and financial plan;

(iv) the determination and/or the increase of the compensation of any Group Company’s CEO and any other managers on or above C-Level, whose annual salary is more than RMB3,000,000; and

(v) any material change to the business scope or nature of business, or cessation of any business line.

Notwithstanding the foregoing, in the event that Tencent holds fifty percent (50%) or above of the outstanding share capital of the Company (on an as-converted and fully-diluted basis), the approval of the item (i) of this Section 6.3 shall not be subject to the written consents of Genesis Director and Morningside Director.

6.4.	Protective Matters of the Founder.

(A) Notwithstanding any other vote or consent required elsewhere in this Agreement and the Memorandum and Articles, as long as (i) the Founder holds more than seven point five percent (7.5%) of the outstanding share capital of the Company (on an as-converted and fully-diluted basis), and (ii) the Founder does not carry out any fraud, intentional default, Felony (for purposes of this Agreement, “Felony” means any action that could be sentenced to jail for any period more than half a year under any applicable Laws, and could result in an inability of the Founder to carry out her responsibilities and functions in the Group Companies) or willful misconduct activities, the Company shall not take, permit to occur, approve, authorize, agree or commit to do any of the following, and no member shall permit the Company to, take, permit to occur, approve, authorize, or agree or commit to do any of the following, whether in a single transaction or series of related transactions, whether directly or indirectly, and whether or not by amendment, consolidation, amalgamation, merger, scheme of arrangement, or otherwise, unless approved by the Founder:

a) appointment, removal and replacement of the CEO of the Company, or the determination of the compensation of such CEO;

b) any new issuance of debt or Equity Securities (or warrants, options or similar rights to acquire such Equity Securities) of the Company;

c) any acquisition, merger, split, consolidation or reorganization, ;

d) the commencement of or consent to any proceeding seeking (a) to adjudicate it as bankrupt or insolvent, (b) liquidation, winding up, dissolution, reorganization, or other arrangement under law relating to bankruptcy, insolvency or reorganization or relief of debtors, or (c) the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property;

e) any Trade Sale for which the price per Share is less than the placing price of the latest private placement of the Shares immediately prior to such Trade Sale;

f) approval of, or any deviation from or amendment of annual budget or business and financial plan;

g) any change in the nature or scope of the business of the Company, or the entry or cessation of any business line; and

h) any action by the Company to authorize, approve or enter into any agreement or obligation with respect to any of the actions listed above.

(B) Notwithstanding any other vote or consent required elsewhere in this Agreement and the Memorandum and Articles, (x) as long as (i) the Founder holds more than seven point five percent (7.5%) of the outstanding share capital of the Company (on an as-converted and fully-diluted basis), and (ii) the Founder does not carry out any fraud, intentional default, Felony or willful misconduct, the Founder shall be entitled to decide any of the following at her sole discretion, without any approval of any shareholder or any director; and (y) when the Founder holds less than seven point five percent (7.5%) of the outstanding share capital of the Company (on an as-converted and fully-diluted basis) but also acts as the CEO of the Company, and does not carry out any fraud, intentional default, Felony or willful misconduct, the Founder shall be entitled to decide any of the following, subject to the approval of Majority Series D Holders:

a) the appointment, dismissal or related actions, of the CEO of any Group Company other than the Company, and any other managers on or above C-Level, or the determination and/or the increase of the compensation of such managers (except for whose annual salary is more than RMB 3,000,000); provided however, that as long as Tencent holds more than fifty percent (50%) of the outstanding share capital of the Company (on an as-converted and fully-diluted basis), Tencent shall be entitled to decide the appointment, removal and replacement of the CFO, without any approval of any shareholder or any director;

b) any issuance plan under the ESOP, including the grantees, the number of grants and other terms and conditions thereof (excluding the Special Grant of ESOP); and

c) formulate or amend the iteration plan for the major products of the Group Companies and the trend and orientation of the nature of business.

6.5. For the purpose of this Section 6, the term “Company” means, the Company itself as well as any and all the subsidiaries of the Company (including but not limited to the other Group Companies), to the extent and where applicable.

6.6. For the avoidance of any doubt, the approval requirements set out in this Section 6 shall not apply to any financing or Trade Sale of the Company caused by Tencent’s exercise of its Call Options under Section 8.

7.	Drag-Along Rights.

7.1. Drag-Along. If prior to consummation of the Qualified IPO, and subject to other provisions or restrictions set out in Section 8 of this Agreement (Call Option) or Section 2.1(iv) and Section 2.7 of the Right of First Refusal and Co-Sale Agreement (Restricted Transactions), the Supermajority Preferred Holders (if the Trade Sale is a Special Trade Sale) or the Majority Preferred Holders (if the Trade Sale is not a Special Trade Sale), together with the Founder (the Majority Preferred Holders or the Supermajority Preferred Holders (as the case maybe) and the Founder herein shall be collectively referred to as the “Drag Holders”) jointly approve a Deemed Liquidation Event or a Trade Sale, whether structured as a merger, reorganization, asset sale, share sale, sale of control of any Group Company, or otherwise (the “Approved Sale”) to any Person (the “Offeror”), then at the request of the Drag Holders, the Company shall promptly notify in writing each Shareholder that is a party of such Approved Sale and the material terms and conditions of such proposed Approved Sale, whereupon each such Shareholder (each, a “Dragged Holder”) shall, in accordance with instructions received from the Company at the direction of the Drag Holders, take each of the actions set forth in clauses (i) through (v) below:

(i) sell, at the same time as the Drag Holders sell to the Offeror, in the Approved Sale, all of its Equity Securities of the Company or the same percentage of its Equity Securities of the Company as the Drag Holders sell, on the same terms and conditions as were agreed to by the Drag Holders; provided, however, that such terms and conditions, including with respect to price paid or received per Equity Security of the Company, may differ as between different classes of Equity Securities of the Company in accordance with their relative liquidation preferences as set forth in Article 8.2 of the Memorandum and Articles, and provided, further, that some Shareholders may be given the right or opportunity to exchange or roll a portion of their Equity Securities of the Company for Equity Securities of the acquirer or an Affiliate thereof in the Approved Sale but in such event there shall be no obligation to afford such right or opportunity to all of the Shareholders;

(ii) vote all of its Equity Securities of the Company, and instruct the Directors (if any) appointed by such Shareholders to vote (a) in favor of such Approved Sale, (b) against any other consolidation, amalgamation, merger, recapitalization, sale of securities, sale of assets, business combination, or transaction that would interfere with, delay, restrict, or otherwise adversely affect such Approved Sale, and (c) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the definitive agreement(s) related to such Approved Sale or that could result in any of the conditions to the closing obligations under such agreement(s) not being fulfilled, and, in connection therewith, to be present (in person or by proxy) at all relevant meetings of the shareholders of the Company (or adjournments thereof) or to approve and execute all relevant written consents in lieu of a meeting;

(iii) not exercise any dissenters’ or appraisal rights under applicable Law with respect to such Approved Sale;

(iv) take all necessary actions in connection with the consummation of such Approved Sale as reasonably requested by the Drag Holders, including but not limited to the execution and delivery of any share transfer or other agreements prepared in connection with such Approved Sale, and the delivery, at the closing of such Approved Sale involving a sale of share, of all certificates representing shares held or controlled by such Shareholder, duly endorsed for transfer or accompanied by a duly executed share transfer form, or affidavits and indemnity undertakings with respect to lost certificates; and

(v) restructure such Approved Sale, as and if reasonably requested by the Drag Holders, as a merger, consolidation, restructuring or similar transaction, or a sale of all or substantially all of the assets of any Group Company, or otherwise.

In any such Approved Sale, (i) each Shareholder shall bear a proportionate share (based upon the relative proceeds received in such transaction) of the Drag Holders’ expenses incurred in the transaction, including without limitation, legal, accounting and investment banking fees and expenses, and (ii) each Shareholder shall severally, not jointly, join on a pro rata basis (based upon the relative proceeds received in such transaction) in any indemnification or other obligations that are part of the terms and conditions of such Approved Sale (other than those that relate specifically to a particular Shareholder, such as indemnification with respect to representations and warranties given by such Shareholder regarding such Shareholder’s title to and ownership of shares, due authorization, enforceability, and no conflicts, which shall instead be given solely by such Shareholder) but only up to the net proceeds paid to such Shareholder in connection with such Approved Sale. Without limiting the foregoing sentence, no Shareholder who is not an employee or officer or controlling shareholder of a Group Company shall be required to make any representations or warranties other than with respect to itself (including due authorization, title to shares, enforceability of applicable agreements, and similar representations and warranties).

7.2. Grant of Proxy. In the event that any Shareholder fails for any reason to take any of the foregoing actions under Section 7.1 or purchase the Shares held by the Drag Holders as set forth below, after reasonable notice thereof (which shall be at least thirty (30) days prior), such Shareholder hereby grants an irrevocable power of attorney and proxy to any Director approving the Approved Sale to take all necessary actions and execute and deliver all documents deemed by such Director to be reasonably necessary to effectuate the terms hereof. Notwithstanding any provision to the contrary in this Section 7, the Dragged Holders may elect not to vote or give their consent with respect to, all the Shares directly or indirectly held by them in favor of such proposed Approved Sale, but in any such event, the Dragged Holders shall be obliged to purchase all the Shares held by the Drag Holders, under the same terms and conditions as offered by the prospective Offeror of the proposed Approved Sale.

7.3. Limitations. None of the transfer restrictions set forth in the Right of First Refusal and Co-Sale Agreement or the Share Restriction Agreement shall apply in connection with an Approved Sale (except for a Restricted Transaction as defined in the Right of First Refusal and Co-Sale Agreement).

8.	Call Options.

8.1.	Grant of Call Option.

(i) Grant of First Call Option. Notwithstanding anything to the contrary contained in this Agreement (including Section 6 of this Agreement) or any other Transaction Document, at any time during the period commencing from the first day of the thirteenth (13th) month after the month in which Closing occurred until the last day of the eighteenth (18th) month after the month in which Closing occurred (the “First Call Option Exercise Period”), Tencent shall have, and each of the Company and the Shareholders other than Tencent hereby grant to Tencent, a one-time call option (the “First Call Option”), to, at Tencent’s sole discretion, either subscribe for any or all New Securities issued by the Company or purchase any or all outstanding Shares held by the other Shareholders (on a pro rata basis). During the First Call Option Exercise Period, if the Soul App ceases to operate (including in the event that the Soul App is removed from the Apple App Store or any Android or other applicable application platform) for any period of time, the First Call Option Exercise Period shall be extended for the same period.

(ii) Grant of Second Call Option. Notwithstanding anything to the contrary contained in this Agreement or any other Transaction Document, if Tencent’s shareholding in the Company immediately after exercising its First Call Option is more than fifty percent (50%) (on an as-converted and fully-diluted basis), at any time during the period commencing from the first day of the nineteenth (19th) month after the month in which Closing occurred until the last day of the forty third (43th) month after the month in which Closing occurred (the “Second Call Option Exercise Period”), Tencent shall have, and each of the Company and the Shareholders other than Tencent hereby grant to Tencent, a one-time call option (the “Second Call Option”, together with the First Call Option, the “Call Options”), to, at Tencent’s sole discretion, purchase all but no less than all of outstanding Shares held by the then other Shareholders. For the avoidance of doubt, the Second Call Option shall be only exercised in whole during the Second Call Option Exercise Period.

8.2. Call Valuation. Upon the exercise of a Call Option, Tencent shall purchase the relevant Shares at a price per Share calculated based on a pre-money valuation of the Group Companies (“Call Valuation”) as set out in Appendix B (the “Call Option Price”).

8.3.	Exercise of Call Option.

(i) To exercise a Call Option (as applicable), Tencent shall provide written notice to the Company (“Call Notice”) setting out (as applicable) (a) the amount in US$ of Shares that Tencent intends to purchase/subscribe and/or the intended equity percentage of Tencent following the closing of the purchase or subscription of the Shares; and (b) whether Tencent wishes to purchase New Securities from the Company and/or Shares from other Shareholders (and if both, the allocation between New Securities and existing Shares). Subject to Section 8.3(ii) and 8.3(iii) below, the Company and the Shareholders other than Tencent shall each have an irrevocable and unconditional obligation to cooperate with the consummation of the transactions as set forth in the Call Notice.

(ii) If Tencent wishes to purchase the existing issued and outstanding Shares from the other Shareholders, such purchase shall be consummated on a pro rata basis among all other outstanding Shareholders (on an as converted basis) (the “Initial Allocation”), provided that, if the intended equity percentage of Tencent following the closing of the First Call Option as described in the Call Notice is less than fifty percent (50%) of the outstanding share capital of the Company (on an as-converted and fully-diluted basis) (the “Minority Call Option”), the Founder and/or the Founder Holding Company shall, at their own discretion, have the right to refuse, in whole or in part, to participate in such Minority Call Option by issuing a written notice to Tencent and Series C Investors within five (5) Business Days following the Final Valuation Notice (as defined below) issued by the Company (“Founder Notice”). Each Series C Investor shall also have the right to, at their own discretion, refuse in whole or in part to participate in the Minority Call Option (only with respect to the Series C Preferred Shares held by such Series C Investor) by issuing a written notice to Tencent and the Company of its intention within five (5) Business Days following the Founder Notice. Failure to issue (a) a Founder Notice from the Founder and/or the Founder Holding Company or (b) a subsequent notice from a Series C Investor after the receipt of Founder Notice, shall be deemed the irrevocable consent over the Initial Allocation by the respective Shareholders. In case any Shareholder has exercised its refusal right set out in this sub-clause (ii) (“Refusing Shareholder(s)”), the number of Shares equal to the total Shares refused to be sold by such Shareholder(s) (“Refusal Shares”) shall be further allocated pro rata among all outstanding Shareholders other than Tencent and the Refusing Shareholders during the Initial Allocation (on an as converted basis)( the “Second Allocation”); provided however that, if the aggregate number of the remaining Shares held by such other outstanding Shareholders available for the Second Allocation is less than and therefore inadequate to make up the Refusal Shares, such shortage shall be contributed on a pro rata basis by the Refusing Shareholders according to the number of Refusal Shares held by such Refusing Shareholders to ensure that Tencent is able to purchase the full amount of Shares set out in the Call Notice.

(iii) If the intended equity percentage of Tencent following the closing of the First Call Option as described in the Call Notice is fifty percent (50%) or more of the outstanding share capital of the Company (on an as-converted and fully-diluted basis), which constitutes a Trade Sale, Tencent shall, by exercising its First Call Option, purchase from all the outstanding Shareholders (other than Tencent) fifty percent (50%) or more of all Equity Securities directly or indirectly held by them immediately prior to the closing of the First Call Option, in which case such purchase shall be consummated on a pro rata basis among all the outstanding Shareholders other than Tencent (on an as converted basis).

(iv) Within ten (10) Business Days after the date of the Call Notice, the Company shall provide to Tencent in writing (“Valuation Notice”) (a) its proposed Call Valuation, (b) the price per Share calculated based on the proposed Call Valuation and (c) all information necessary for Tencent to confirm the accuracy of the foregoing.

(v) As soon as possible after Tencent has completed the due diligence in relation to legal, financial as well as the IT data and operation but in any event within two (2) months after receipt of the Valuation Notice, Tencent shall confirm or provide comments on the Call Valuation and other information provided by the Company. The Company, Tencent and the Supermajority Preferred Holders shall in good faith negotiate and determine the Call Valuation (including the Effective DAU set out in Appendix B). For purpose of this Section 8.3(v), any commitment under this Section 8.3(v) shall not be made by the Company unless approved by the Board in advance (including the approval of all Preferred Directors). In the event that the Company, Tencent and the Supermajority Preferred Holders do not agree on the Call Valuation within ninety (90) days after Tencent’s receipt of the Valuation Notice, Tencent, the Company and the Supermajority Preferred Holders shall jointly designate an independent auditor at the Company’s cost to determine the Call Valuation and the Effective DAU. The determination of such auditor on the Call Valuation and Effective DAU will be binding to all of the Parties. For the avoidance of doubt, the Group Companies shall open the due diligence data room within five (5) Business Days upon Tencent’s request, and shall provide the full assistance and all required information for such due diligence/ audit, upon the reasonable request of Tencent/ the auditor.

(vi) Upon the confirmation or the determination of the Call Valuation in accordance with item (v) above, the Company shall within five (5) Business Days provide written notice (the “Final Valuation Notice”) to all Shareholders (including Tencent) setting out (as applicable) (a) the Call Valuation, (b) the number of New Securities to be issued by the Company, (c) the purchase price to be paid by Tencent for such New Securities, (d) the number of Shares to be purchased from each selling Shareholder (calculated on a pro rata basis set forth in Section 8.3(ii) or (iii) above), (e) the purchase price to be paid by Tencent per Share to the selling Shareholders ( the aggregate purchase price calculated pursuant to (d) and (e) above, the “Existing Share Consideration”), and (f) the proposed closing date, which shall be the forty-fifth (45th) day from the date of such notice.

(vii) If a Call Option will be effected (in whole or in part) via the issuance of New Securities, the Company shall issue to Tencent the most senior Preferred Shares of the Company. If a Call Option will be effected (in whole or in part) via the purchase of Shares from then existing Shareholders, the Company shall reclassify and re-designate the relevant number of Shares sold by the existing Shareholders to the same number of the most senior Preferred Shares of the Company, the original issue price of which shall be the per Share purchase price paid by Tencent.

(viii) The Company and the Shareholders shall, and shall ensure that their appointed directors shall, take all necessary actions and sign all necessary resolutions and documents to timely effect the exercise of any Call Option pursuant to this Section 8. For the avoidance of doubt, the issuance and transfer of Shares pursuant to Tencent’s exercise of the Call Option shall not be restricted or limited in any way by any rights of any Person in this Agreement, the Memorandum and Articles, the Right of First Refusal and Co-Sale Agreement, the Share Restriction Agreement or any other agreements between the Company and/or the Shareholders.

8.4.	Consideration Distribution.

(i) If a Trade Sale does not occur upon Tencent’s exercise of the First Call Option, the Existing Share Consideration paid by Tencent shall be distributed pro rata among all selling Shareholders according to the number of Ordinary Shares (on an as-converted basis) sold by such selling Shareholders.

(ii) If a Trade Sale occurs due to Tencent’s exercise of a Call Option, the Existing Share Consideration for both Call Options paid by Tencent shall be distributed to the selling Shareholders (for avoidance of doubt, excluding Tencent) with respect to the Shares sold by each of such selling Shareholders, in accordance with the allocation mechanism as set forth in Article 8.2.1 (Liquidation Preferences) of the Memorandum and Articles.

8.5. Treatment of ESOP upon Exercise of Call Option. In the event of the exercise of the Call Option by Tencent, the outstanding options and any other incentive shares granted under the ESOP shall remain unchanged pursuant to the original terms and conditions when granting. Furthermore, in the event that the exercise of the First Call Option results in a Trade Sale, (i) the grantees (with respect to the vested options held by them only) shall participate in the exercise of the First Call Option on a pro rata basis together with other selling Shareholders and the allocation mechanism together with other selling Shareholders as set forth in Article 8.2.1 (Liquidation Preferences) of the Memorandum and Articles so long as they elect to exercise their respective vested options; (ii) certain management members of the Company (subject to Tencent’s approval of such individual and the options/incentive shares held by him/her) shall be entitled to accelerate the vesting schedule of their options and exercise such options, and shall participate in the exercise of the First Call Option on a pro rata basis together with other selling Shareholders and the allocation mechanism together with other Selling shareholders as set forth in Article 8.2.1 (Liquidation Preferences) of the Memorandum and Articles; and (iii) subject to all necessary consents from or with any Governmental Authority and in compliance with all applicable Laws, the option shares that have not been granted or vested under the ESOP shall be canceled.

8.6. Rewards for the Founder after Tencent’s Exercise of Second Call Option. As soon as possible after the exercise of the Second Call Option, in the event that the Company achieves certain key performance indication, then Tencent shall pay a one-time reward to the Founder by reference to the rewards standard of Tencent and the then market capitalization of the Company.

9.	Put Option.

9.1. Grant of Put Option. If at any time Tencent holds more than fifty percent (50%) of the outstanding share capital of the Company (on an as-converted and fully-diluted basis), and upon the incurrence of a Vetoed IPO, each Shareholder other than Tencent shall have, and Tencent hereby grants to each such Shareholder, a one-time put option (“Put Option”) to sell all or any Shares it owns to Tencent, within thirty (30) days after Tencent’s veto on the Vetoed IPO (“Put Option Exercise Period”). For the avoidance of doubt, before the incurrence of a Vetoed IPO, all the then Shareholders (including Tencent) shall in good faith cooperate with the Company and the internationally reputable underwriters to carry out formal road shows or similar promotion and marketing activities, and obtain a bona fide firm offering price for the consummation of the IPO.

9.2. Put Price. Upon the exercise of a Put Option, Tencent shall purchase the relevant Shares at a price per Share calculated based on a pre-money valuation of the Group Companies equal to 90% of the bona fide final binding offering price from the internationally reputable underwriter(s) in such Vetoed IPO (“Put Price”).

9.3.	Exercise of Put Option.

(i) A Shareholder that wishes to exercise the Put Option (each, a “Put Shareholder”) shall provide written notice to the Company and Tencent setting out the number of Shares it intends to sell to Tencent within the Put Option Exercise Period. Tencent will take all actions necessary to comply with the applicable Laws and listing rules before the consummation of the said transactions.

(ii) To effect the exercised Put Option, the Company shall redesignate the Shares sold by the Put Shareholders to the same number of the most senior Preferred Shares of the Company, the original issue price of which shall be the Put Price per Share.

(iii) The Company and the Shareholders shall, and shall ensure that their appointed directors shall, take all necessary actions and sign all necessary resolutions and documents to timely effect the exercise of the Put Option pursuant to this Section 9. For the avoidance of doubt, the transfer of Shares pursuant to the Put Shareholder(s)’ exercise of the Put Option shall not be restricted or limited in any way by any rights of any Person in this Agreement, the Memorandum and Articles, the Right of First Refusal and Co-Sale Agreement, the Share Restriction Agreement or any other agreements between the Company and/or the Shareholders.

9.4. Consideration Distribution. Notwithstanding any provision to the contrary under this Agreement or the Memorandum and Articles, the total consideration paid by Tencent following the exercise of the Put Option shall be distributed pro rata among all Put Shareholders according to the number of Ordinary Shares (on an as-converted basis) sold by such Put Shareholders.

10.	Additional Covenants.

10.1. Control Documents. The Founder, the Founder Holding Company and the Group Companies shall ensure that each party to the relevant Control Documents fully performs its/his/her respective obligations thereunder and carry out the terms and the intent of the Control Documents. Any termination, or material modification or waiver of, or material amendment to any Control Documents shall require the written consent of the Supermajority Preferred Holders. If any of the Control Documents becomes illegal, void or unenforceable under PRC Law after the Effective Date, the Parties (other than the Investors) shall devise a feasible alternative legal structure reasonably satisfactory to the Supermajority Preferred Holders which gives effect to the intentions of the parties in each Control Document and the economic arrangement thereunder as soon as practicable.

10.2. Control of Subsidiaries. The Company shall institute and keep in place such arrangements as are reasonably satisfactory to the Supermajority Preferred Holders such that the Company (i) will at all times control the operations of each other Group Company, and (ii) will at all times be permitted to properly consolidate the financial results for each other Group Company in the consolidated Financial Statements for the Company prepared under the applicable Accounting Standards.

10.3.	Option to Hold Equity in the Domestic Company.

(i) The Parties hereby acknowledge and agree that, as part of the consideration for the Investors’ investment in the Company and other valuable consideration, the Company has the option, exercisable by the Company or any then Subsidiary thereof at any time (provided that such purchase by the Company or such Subsidiary is permitted under the then applicable Laws of the PRC), to purchase or transfer to an Affiliate of the Company the entire equity interest of the Domestic Company from the shareholders of the Domestic Company at the lowest amount permitted under the then applicable Laws of the PRC. The Parties further agree to effectuate such transfer of equity interest in the Domestic Companies upon and only upon receipt of the written request of the Company; provided that such transfer shall be approved pursuant to Section 6.1 and shall at the time during the transfer be permissible under the then applicable Laws of the PRC.

(ii) In addition, any Investor shall have the right to nominate one or more PRC individuals or entities as direct or indirect shareholders of the Domestic Company to directly or indirectly hold a percentage of the equity interests in the Domestic Company equal to the percentage shareholding held by such Investor in the Company (calculated on an as-converted and fully diluted basis) at the time of the request. Upon any Investor’s request, the Founder, the Founder Holding Company, the Group Companies and other Investors shall cause such equity interests to be transferred, issued or otherwise provided to such Investor’s one or more nominees through any methods legally permissible under the PRC laws, for zero or the minimum consideration legally permissible under the PRC law (in case such minimum consideration is required and paid by such Investor or its nominees, the Group Companies shall make full reimbursement of such consideration to such Investor or its nominees).

10.4.	Compliance with Laws; Registrations.

(i) The Group Companies shall, and the Founder and the Founder Holding Company shall cause the Group Companies to, conduct their respective business in compliance in all material respects with all applicable Laws, including but not limited to Laws regarding foreign investments, corporate registration and filing, import and export, customs administration, foreign exchange, telecommunications and e-commerce, intellectual property rights, labor and social welfare, and taxation, and obtain, make and maintain in effect, all Consents from the relevant Governmental Authorities or other Persons required in respect of the due and proper establishment and operations of each Group Company as now conducted in accordance with applicable Laws.

(ii) Without limiting the generality of the foregoing, none of the Group Companies shall, and the Founder and the Founder Holding Company shall cause each Group Company not to, and each such Party shall use its best efforts to ensure that its Subsidiaries and Affiliates and its and their respective officers, directors, and representatives shall not, directly or indirectly, (a) offer or give anything of value to any Public Official with the intent of obtaining any improper advantage, affecting or influencing any act or decision of any such Person, assisting any Group Company in obtaining or retaining business for, or with, or directing business to, any Person, or constituting a bribe, kickback or illegal or improper payment to assist any Group Company in obtaining or retaining business, (b) take any other action, in each case, in violation of the FCPA (as if it were a US Person), the U.K. Bribery Act, or any other applicable similar anti-corruption, recordkeeping or internal controls Laws, or (c) establish or maintain any fund or assets in which any Group Company has proprietary rights that have not been recorded in its books and records of such Group Company. The Group Companies shall, and the Founder and the Founder Holding Company shall cause the Group Companies to, and each such Party shall use its best efforts to ensure that its Subsidiaries and Affiliates and its and their respective officers, directors, and representatives, (a) cease all of its or their respective activities, as well as remediate any actions taken by each of the Group Companies and any of its Subsidiaries, Affiliates, or its or their respective officers, directors, or representatives in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption Laws, and (b) maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA, the U.K. Bribery Act, and any other applicable anti-bribery or anti-corruption Laws.

(iii) Without limiting the generality of the foregoing, the Founder, the Founder Holding Company and each Group Company shall ensure that all filings and registrations with the PRC Governmental Authorities so required by them shall be duly completed in accordance with applicable Laws, including without limitation any such filings and registrations with the Ministry of Commerce, the Ministry of Information Industry, the State Administration of Industry and Commerce, the State Administration for Foreign Exchange, tax bureau, customs authorities, product registration authorities, and the local counterpart of each of the aforementioned Governmental Authorities, in each case, as applicable.

10.5.	Stock Option Plan.

(i) Except with the approval of the Board (including the approval of all Preferred Directors), all shares, options or other securities or awards granted or issued under the ESOP shall be subject to a five (5)-year vesting restriction, and vest as follows: twenty percent (20%) thereof vest evenly in yearly installments over the five (5)-year period since the date when such shares, options or other securities or awards are granted or issued. Subject to the approval requirements specified in Section 6, the exercise price for any shares, options or other securities or awards granted or issued under the ESOP shall be determined by the Board.

(ii) No issuances, grants or transfers will be made under any ESOP unless such ESOP contains terms and conditions reasonably satisfactory to the Board (including the approval of all Preferred Directors), which among other things, shall provide for the Company’s right to repurchase any and all unvested shares, options or other securities or awards granted thereunder at a price equivalent to the actual cost under certain circumstances and shall include transfer restrictions prior to IPO. As a condition to the issuance of any shares under the ESOP or the exercise, conversion or exchange of any Equity Security issued under the ESOP, the grantee shall be required to enter into the Right of First Refusal and Co-Sale Agreement as a Founder (as defined in the Right of First Refusal and Co-Sale Agreement) or an agreement substantially similar thereto, unless otherwise agreed by the Majority Preferred Holders. Any attempt to exercise any shares, option or other securities or awards granted or issued under the ESOP in contravention of this Section 10.5 shall be null, void and without effect. Without prejudice to and in addition to other provisions in this Agreement (including with no limitation, Section 6), no grant will be made under the ESOP unless such grant has been approved by a majority of Directors.

(iii) As soon as practicable after the Effective Date, the Company shall, and shall cause each Group Company to, obtain all Consents of all Governmental Authorities that may be or become necessary to effectuate the ESOP in the PRC in accordance with PRC Law; provided that the Company shall not grant or issue any shares, option or other securities or awards under the ESOP to any grantee in the PRC if any Consent of any Governmental Authorities in connection with such grant or issuance has not been obtained.

10.6. Non-compete. Unless the Majority Preferred Holders (or Tencent, if Tencent has exercised a Qualified Call Option) consent otherwise in writing, the Founder (i) shall, and shall cause other Key Employees to, devote his/her full time and attention to the business of the Group Companies and will use his/her best efforts to develop the business and interests of the Group Companies for no less than five (5) years commencing from the Effective Date, or three (3) years commencing from the completion of the transactions upon the exercise of the Qualified Call Option (as the case may be) and (ii) so long as the Founder is a director, officer, employee or a direct or indirect holder of Equity Securities of a Group Company and for a period of two (2) years after the Founder is no longer a director, officer, employee or a direct or indirect holder of Equity Securities of a Group Company, shall not, and shall cause her Affiliates or Associates not to (unless through the Group Companies), directly or indirectly, own, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise (other than in the Group Companies), that competes with the Group Companies (a “Restricted Business”); provided, however, that the restrictions contained in this Section 10.6 (x) shall not restrict the acquisition by the Founder, directly or indirectly, of less than one percent (1%) of the outstanding share capital of any publicly traded company engaged in a Restricted Business, (y) shall include soliciting any Person who is or has been at any time a customer of the Group for the purpose of offering to such customer goods or services similar to or competing with those offered by any Group Company, or canvass or solicit any Person who is or has been at any time a supplier or licensor or customer of any Group Company for the purpose of inducing any such Person to terminate its business relationship with such Group Company, and (z) shall include soliciting or enticing away or endeavouring to solicit or entice away any director, officer, consultant or employee of any Group Company. The Founder expressly agrees that the limitations set forth in this Section 10.6 are reasonably tailored and reasonably necessary in light of the circumstances. Furthermore, if any provision of this Section 10.6 is more restrictive than permitted by the Laws of any jurisdiction in which a Party seeks enforcement thereof, then this Section 10.6 will be enforced to the greatest extent permitted by Law. Each of the undertakings contained in this Section 10.6 shall be enforceable by each Group Company and the Investors separately and independently of the right of the other Parties.

10.7.	Confidentiality.

(i) The terms and conditions of the Transaction Documents and all the information, materials and documents (a) provided by the Group Companies, the Founder and the Founder Holding Company to the Investors or (b) provided by the Investors to the Group Companies, the Founder and the Founder Holding Company regarding the business, financial conditions, technology, operation, the structure (including but not limited to the shareholding structure, corporate structure and any shareholding arrangement) and other information of the Group Companies or the Investors, unless such information (A) is known or becomes known to the public in general, (B) is or has been independently developed or conceived by such Investor without use of the Company’s confidential information, or (C) is or has been made known or disclosed to such Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company (collectively, the “Confidential Information”), including their existence, shall be considered confidential information and shall not be disclosed by any of the Parties to any other Person except that (x) each Party, as appropriate, may disclose any of the Confidential Information to its current or bona fide prospective investors, prospective permitted transferees, employees, investment bankers, lenders, accountants and attorneys, in each case only where such Persons are under appropriate nondisclosure obligations, (y) each Party may disclose any of the Confidential Information to its fund manager (with respect to the Investors) and the employees thereof so long as such Persons are under appropriate nondisclosure obligations, and (z) if any Party is requested by applicable Laws or becomes legally compelled (including without limitation, pursuant to securities Laws) to disclose the existence or content of any of the Confidential Information in contravention of the provisions of this Section 10.7, such Party shall promptly provide the other Parties with written notice of that fact so that such other Parties may seek a protective order, confidential treatment or other appropriate remedy and in any event shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.

(ii) The provisions of this Section 10.7 shall survive the termination of this Agreement.

10.8. Insurance. If requested by the Board (including the Preferred Directors) for the needs of business development, the Group Companies shall promptly purchase and maintain in effect, worker’s injury compensation insurance, key man insurance, and other insurance, in any case with respect to the Group’s properties, employees, products, operations, and/or business, each in the amounts not less than that are customarily obtained by companies of similar size, in a similar line of business, and with operations in the PRC.

10.9. Intellectual Property Protection. Except with the written consent of the Supermajority Preferred Holders, the Group Companies shall take all reasonable steps to protect their respective material intellectual property rights, including without limitation (i) registering their material respective trademarks, brand names, domain names and copyrights, and (ii) requiring each employee and consultant of each Group Company to enter into an employment agreement in form and substance reasonably satisfactory to the Supermajority Preferred Holders, a confidential information and intellectual property assignment agreement and a non-competition and non-solicitation agreement requiring such persons to protect and keep confidential such Group Company’s confidential information, intellectual property and trade secrets, prohibiting such persons from competing with such Group Company for a reasonable time after their termination of employment with any Group Company, and requiring such persons to assign all ownership rights in their work product to such Group Company, in each case in form and substance reasonably satisfactory to the Supermajority Preferred Holders.

10.10. Internal Control System. The Group Companies shall maintain their books and records in accordance with sound business practices and implement and maintain an adequate system of procedures and controls with respect to finance, management, and accounting that meets the standards of good practice generally applied to other companies in the similar industry and incorporated in the same jurisdictions where each such Group Company is incorporated and is reasonably satisfactory to the Supermajority Preferred Holders to provide reasonable assurance that (i) transactions by it are executed in accordance with management’s general or specific authorization, (ii) transactions by it are recorded as necessary to permit preparation of Financial Statements in conformity with the applicable Accounting Standards and to maintain asset accountability, (iii) access to assets of it is permitted only in accordance with management’s general or specific authorization, (iv) recorded inventory of assets is compared with the existing tangible assets at reasonable intervals and appropriate action is taken with respect to any material differences, (v) a system for segregating duties for cash deposits, cash reconciliation, cash payment and proper approval is established, and (vi) no personal assets or bank accounts of the employees, directors or officers are co-mingled with the corporate assets or corporate bank account, and no Group Company uses any personal bank accounts of any employees, directors or officers during the operation of its business.

10.11. Further Renouncement and Acknowledgement. The Group Companies acknowledge that the holders of Preferred Shares and their Affiliates, directors, partners, employees, agents and other related persons are engaged in the business of investing in private and public companies in a wide range of industries, including the industry segment in which the Group Companies operate (the “Company Industry Segment”). Accordingly, the Group Companies hereby irrevocably renounce any interest or expectancy of the Group Companies in, or in being offered an opportunity to participate in, or in being informed about, an Excluded Opportunity. Furthermore, the Group Companies hereby acknowledge and agree that a Covered Person shall have no obligation or duty (contractual or otherwise) to the Group Companies (or any of them) to refrain from participating as a director, investor or otherwise with respect to any Person that is engaged in the Company Industry Segment or is otherwise competitive with any Group Company.

11.	Miscellaneous.

11.1. Termination. This Agreement shall terminate upon mutual consent of the Parties or upon the closing of IPO. If this Agreement terminates, the Parties shall be released from their obligations under this Agreement, except in respect of any obligation stated, explicitly or otherwise, to continue to exist after the termination of this Agreement (including without limitation those under Section 2 through 6 of Appendix A attached hereto). If any Party breaches this Agreement before the termination of this Agreement, it shall not be released from its obligations arising from such breach on termination.

11.2. Further Assurances. Upon the terms and subject to the conditions herein, each of the Parties agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

11.3. Assignments and Transfers; No Third Party Beneficiaries. Except as otherwise provided herein, this Agreement and the rights and obligations of the Parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives, but shall not otherwise be for the benefit of any third party. This Agreement and the rights of any Investor hereunder could be assigned (together with the related obligations) to its respective Affiliates. This Agreement and the rights and obligations of each other Party hereunder shall not otherwise be assigned without the mutual written consent of the other Parties except as expressly provided herein.

11.4. Governing Law. This Agreement shall be governed by and construed under the Laws of Hong Kong, without regard to principles of conflict of Laws thereunder.

11.5.	Dispute Resolution.

(i) Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of either party to the dispute with notice (the “Arbitration Notice”) to the other.

(ii) The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules. There shall be three (3) arbitrators. The claimant and the respondent to such dispute shall each select one (1) arbitrator within thirty (30) days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the Parties shall not be limited in their selection to any prescribed list. The HKIAC shall select the third arbitrator. If either party to the arbitration does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the HKIAC.

(iii) The arbitral proceedings shall be conducted in English. To the extent that the HKIAC Rules are in conflict with the provisions of this Section 11.5, including the provisions concerning the appointment of the arbitrators, the provisions of this Section 11.5 shall prevail.

(iv) Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party.

(v) The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(vi) The arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive Laws of Hong Kong (without regard to principles of conflict of Laws thereunder) and shall not apply any other substantive Law.

(vii) Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the final award of the arbitral tribunal.

(viii) During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

11.6. Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address of the relevant Party as shown on Schedule II attached hereto (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Parties to this Agreement given in accordance with this Section 11.6). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a written confirmation of delivery, and to have been effected at the earlier of (i) delivery (or when delivery is refused), and (ii) expiration of two (2) Business Days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid, if such day is a Business Day and if sent during normal business hours of the recipient, otherwise the next Business Day. Notwithstanding the foregoing, to the extent a “with a copy to” address is designated, notice must also be given to such address in the manner above for such notice, request, consent or other communication hereunder to be effective.

11.7. Expenses. If any action at Law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

11.8. Rights Cumulative; Specific Performance. Each and all of the various rights, powers and remedies of a Party will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at Law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party. Without limiting the foregoing, the Parties acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

11.9. Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board as in effect immediately before such transaction, whether such obligations are contained in the Memorandum and Articles, or elsewhere, as the case may be.

11.10. Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality or enforceability of such provision in any other jurisdiction.

11.11. Amendments and Waivers. Any provision in this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of (i) the Company, (ii) the Supermajority Preferred Holders, and (iii) the Majority Ordinary Holders; provided, however, that no amendment or waiver shall be effective or enforceable in respect of a holder of Ordinary Shares or a holder of any particular series of Preferred Shares of the Company if such amendment or waiver affects such holder of Ordinary Shares or a holder of any particular series of Preferred Shares of the Company, respectively, materially and adversely differently from the other holders of the Ordinary Shares or holders of the same series of Preferred Shares, respectively, unless such holder consents in writing to such amendment or waiver. Notwithstanding the foregoing, any Party may waive any of its/his/her rights hereunder without obtaining the consent of any other Parties. Any amendment or waiver effected in accordance with this Section 11.11 shall be binding upon all the Parties.

11.12. No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

11.13. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

11.14. No Presumption. The Parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

11.15. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

11.16. Entire Agreement. This Agreement (including the Schedules, Exhibits and Appendixes hereto) constitutes the full and entire understanding and agreement among the Parties with regard to the subjects hereof, and supersedes all other agreements between or among any of the Parties with respect to the subject matter hereof.

11.17. Control. In the event of any conflict or inconsistency between any of the terms of this Agreement and any of the terms of any of the Charter Documents for any of the Group Companies, or in the event of any dispute related to any such Charter Document, the terms of this Agreement shall prevail in all respects as regards the Parties except for the Company, the Parties other than the Company shall give full effect to and act in accordance with the provisions of this Agreement over the provisions of the Charter Documents, and the Parties shall exercise all voting and other rights and powers (including to procure any required alteration to such Charter Documents to resolve such conflict or inconsistency) to make the provisions of this Agreement effective, and not to take any actions that impair any provisions in this Agreement.

11.18. Adjustments for Share Splits, Etc. Wherever in this Agreement there is a reference to a specific number of Shares of the Company, then, upon the occurrence of any share split, combination or share dividend of the relevant class or series of the Shares, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted, as appropriate, to reflect the effect on the outstanding shares of such class or series of Shares by such share split, combination or share dividend.

11.19. Grant of Proxy. Upon the failure of the Founder Holding Company to vote the Equity Securities of the Company held thereby, to implement the provisions of and to achieve the purposes of this Agreement, the Founder Holding Company hereby grants to a Person designated by the Founder a proxy coupled with an interest in all Equity Securities of the Company held by the Founder Holding Company, which proxy shall be irrevocable until this Agreement terminates pursuant to its terms or this Section 11.19 is amended to remove such grant of proxy in accordance with this Agreement, to vote all such Equity Securities to implement the provisions of and to achieve the purposes of this Agreement.

11.20. Use of English Language. This Agreement has been executed and delivered in the English language. Any translation of this Agreement into another language shall have no interpretive effect.

11.21. Aggregation of Shares. All Preferred Shares or Ordinary Shares held or acquired by affiliated entities or persons (as defined in Rule 144 under the Securities Act) shall be aggregated together for the purpose of determining the availability of any rights under this Agreement. For purpose of determining the availability of any rights under this Agreement, (i) all the shares held by Morningside China TMT Fund IV, L.P. and Morningside China TMT Fund IV Co-Investment, L.P shall be aggregated together; (ii) all the shares held by GGV Capital VI L.P. and GGV Capital VI Entrepreneurs Fund L.P. shall be aggregated together; and (iii) all the shares held by Lighthouse Capital International Inc. and Lighthouse International Growth Fund L.P. shall be aggregated together.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

GROUP COMPANIES:

COMPANY:	Soulgate Inc.

	By:	/s/ ZHANG Lu
	Name:	ZHANG Lu (张璐)
	Title:	Director

HK SUBSIDIARY:	Soulgate Hongkong Limited

	By:	/s/ ZHANG Lu
	Name:	ZHANG Lu (张璐)
	Title:	Director

WFOE:	Shanghai Soul Technology Co. Ltd

(上海搜尔信息科技有限公司)

(Company Seal)

	By:	/s/ ZHANG Lu
	Name:	ZHANG Lu (张璐)
	Title:	Legal Representative

DOMESTIC COMPANY:	Shanghai Soulgate Technology Co., Ltd.

(上海任意门科技有限公司)

(Company Seal)

	By:	/s/ ZHANG Lu
	Name:	ZHANG Lu (张璐)
	Title:	Legal Representative

Signature Page to Fourth Amended and Restated Shareholders Agreement Soulgate Inc.

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

GROUP COMPANIES:

SOUL EGG:	Soul Egg Holdings Limited

	By:	/s/ ZHANG Lu
	Name:	ZHANG Lu (张璐)
	Title:	Director

Signature Page to Fourth Amended and Restated Shareholders Agreement Soulgate Inc.

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

FOUNDER HOLDING COMPANY:

Soulgate Holding Limited

	By:	/s/ ZHANG Lu
	Name:	ZHANG Lu (张璐)
	Title:	Director

FOUNDER:

/s/ ZHANG Lu
ZHANG Lu (张璐)

Signature Page to Fourth Amended and Restated Shareholders Agreement Soulgate Inc.

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

OTHER ORDINARY SHAREHOLDER:

J&M CAPITAL LIMITED

By:	/s/ WU Jianmin
Name:	WU Jianmin (邬健敏)
Title:	Chairman of the Board

Signature Page to Fourth Amended and Restated Shareholders Agreement Soulgate Inc.

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

OTHER ORDINARY SHAREHOLDER:

MINGJUN CAPITAL LIMITED

By:	/s/ DU Xin
Name:	DU Xin (杜欣)
Title:	CEO

Signature Page to Fourth Amended and Restated Shareholders Agreement Soulgate Inc.

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

OTHER ORDINARY SHAREHOLDER:

VENTEK LIMITED

By:	/s/ ZHANG Youwei
Name:	ZHANG Youwei (張鈾瑋)
Title:	Managing Director

Signature Page to Fourth Amended and Restated Shareholders Agreement Soulgate Inc.

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:	MORNINGSIDE CHINA TMT FUND IV, L.P.,
a Cayman Islands exempted limited partnership

By: MORNINGSIDE CHINA TMT GP IV, L.P.,
a Cayman Islands exempted limited partnership, its general partner

By: TMT GENERAL PARTNER LTD.,
a Cayman Islands exempted company, its general partner in on

/s/ Jill Marie Franklin
Jill Marie Franklin
Director/Authorized Signatory

MORNINGSIDE CHINA TMT FUND IV CO-INVESTMENT, L.P.,
a Cayman Islands exempted limited partnership
By: MORNINGSIDE CHINA TMT GP IV, L.P.,
a Cayman Islands exempted limited partnership, its general partner

By: TMT GENERAL PARTNER LTD.,
a Cayman Islands exempted company, its general partner in on

/s/ Jill Marie Franklin
Jill Marie Franklin
Director/Authorized Signatory

Signature Page to Fourth Amended and Restated Shareholders Agreement Soulgate Inc.

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTOR:

MFUND, L.P.

By: MFund GP, Ltd., its general partner

By:	/s/ Wu Chak Man
Name:	Wu Chak Man
Title:	Authorized Signatory

Signature Page to Fourth Amended and Restated Shareholders Agreement Soulgate Inc.

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTOR:

GENESIS CAPITAL I LP

By: Genesis Capital Ltd., its general partner

By:	/s/ Ryan Szeto
Name:	Ryan Szeto
Title:	Authorized Signatory

Signature Page to Fourth Amended and Restated Shareholders Agreement Soulgate Inc.

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTOR:

Apoletto Asia Ltd

By:	/s/ Soraj Bissoonauth
Name:	Soraj Bissoonauth
Title:	Director

Signature Page to Fourth Amended and Restated Shareholders Agreement Soulgate Inc.

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTOR:

GGV Capital VI L.P.

By: GGV Capital VI L.L.C., its General Partner

By:	/s/ Stephen Hyndman
Name:	Stephen Hyndman
Title:	Attorney in Fact

GGV Capital VI Entrepreneurs Fund L.P.

By: GGV Capital VI Entrepreneurs Fund L.L.C., its General Partner

By:	/s/ Stephen Hyndman
Name:	Stephen Hyndman
Title:	Attorney in Fact

Signature Page to Fourth Amended and Restated Shareholders Agreement Soulgate Inc.

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTOR:

Lighthouse Capital International Inc.

By:	/s/ ZHENG Xuanle
Name:	ZHENG Xuanle (郑烜乐)
Title:	Authorized Signatory

Lighthouse International Growth Fund L.P.

By:	/s/ ZHENG Xuanle
Name:	ZHENG Xuanle (郑烜乐)
Title:	Authorized Signatory

Signature Page to Fourth Amended and Restated Shareholders Agreement Soulgate Inc.

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTOR:

Image Frame Investment (HK) Limited

By:	/s/ Huateng Ma
Name:	Huateng Ma
Title:	Director

Signature Page to Fourth Amended and Restated Shareholders Agreement Soulgate Inc.

SCHEDULE I

PART I: FOUNDER HOLDING COMPANY

***************

PART II: FOUNDER

***************

PART III: LIST OF INVESTORS

***************

SCHEDULE II

ADDRESS FOR NOTICES

APPENDIX A

REGISTRATION RIGHTS

1.

Definition. All the capitalized terms used but not defined in this Appendix A shall have the meanings as set forth in this Agreement. All references in this Appendix A to designated “Sections” and other subdivisions are exclusively to the designated Sections and other subdivisions under this Appendix A.

2.	Demand Registration.

2.1 Registration Other Than on Form F-3 or Form S-3. Subject to the terms of this Agreement, at any time or from time to time after the earlier date of (i) the closing of the Qualified IPO, or (ii) the fifth (5th) anniversary of the Preferred Share Issue Date, Holders holding fifteen percent (15%) or more of the voting power of the then outstanding Registrable Securities held by all Holders may request in writing that the Company effect a Registration of Registrable Securities. Upon receipt of such a request, the Company shall (i) promptly give written notice of the proposed Registration to all other Holders, and (ii) as soon as practicable, use its reasonable best efforts to cause the Registrable Securities specified in the request, together with any Registrable Securities of any Holder who requests in writing to join such Registration within fifteen (15) days after the Company’s delivery of written notice, to be Registered and/or qualified for sale and distribution in such jurisdiction as the Initiating Holders may request. The Company shall be obligated to consummate no more than three (3) Registrations pursuant to this Section 2.1 that have been declared and ordered effective; provided that if the Registrable Securities sought to be included in the Registration pursuant to this Section 2.1 are not fully included in the Registration for any reason, such Registration shall not be deemed to constitute one (1) of the Registration rights granted pursuant to this Section 2.1.

2.2 Registration on Form F-3 or Form S-3. The Company shall use its best efforts to qualify for registration on Form F-3 or Form S-3. Subject to the terms of this Agreement, if the Company qualifies for registration on Form F-3 or Form S-3 (or any comparable form for Registration in a jurisdiction other than the United States), Holders holding fifteen percent (15%) or more of the voting power of the then outstanding Registrable Securities held by all Holders may request the Company to file, in any jurisdiction in which the Company has had a registered underwritten public offering, a Registration Statement on Form F-3 or Form S-3 (or any comparable form for Registration in a jurisdiction other than the United States), including without limitation any registration statement filed under the Securities Act providing for the registration of, and the sale on a continuous or a delayed basis by the Holders of, all of the Registrable Securities pursuant to Rule 415 under the Securities Act and/or any similar rule that may be adopted by the Commission. Upon receipt of such a request, the Company shall (i) promptly give written notice of the proposed Registration to all other Holders, and (ii) as soon as practicable, use its reasonable best efforts to cause the Registrable Securities specified in the request, together with any Registrable Securities of any Holder who requests in writing to join such Registration within fifteen (15) days after the Company’s delivery of written notice, to be Registered and qualified for sale and distribution in such jurisdiction.

2.3	Right of Deferral.

2.3.1 The Company shall not be obligated to Register or qualify Registrable Securities pursuant to this Section 2:

(i) during the period starting with the date of filing by the Company of, and ending six (6) months following the effective date of any Registration Statement pertaining to Ordinary Shares of the Company other than an Exempt Registration (as defined below); provided that the Holders are entitled to join such Registration in accordance with Section 3;

(ii) in any jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such Registration or qualification, unless the Company is already subject to service of process in such jurisdiction; or

(iii) with respect to the registration on Form F-3 or Form S-3 (or any comparable form for Registration in a jurisdiction other than the United States), if Form F-3 is not available for such offering by the Holders.

2.3.2 If, after receiving a request from Holders pursuant to Section 2.1 or Section 2.2, the Company furnishes to the Holders a certificate signed by the chief executive officer of the Company stating that, in the good faith judgment of the Board, it would be materially detrimental to the Company or its members for a Registration Statement to be filed in the near future, then the Company shall have the right to defer such filing for a period during which such filing would be materially detrimental; provided that the Company may not utilize this right for more than ninety (90) days on any one occasion or more than once during any twelve (12) month period; provided, further, that the Company may not Register any other its Securities during such period (except for Exempt Registrations).

2.4 Underwritten Offerings. If, in connection with a request to Register Registrable Securities under Section 2.1 or Section 2.2, the Initiating Holders seek to distribute such Registrable Securities in an underwritten offering, they shall so advise the Company as a part of the request, and the Company shall include such information in the written notice to the other Holders described in Section 2.1 and Section 2.2. In such event, the right of any Holder to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such underwritten offering and the inclusion of such Holder’s Registrable Securities in the underwritten offering (unless otherwise mutually agreed by the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwritten offering shall enter into an underwriting agreement in customary form with the underwriter(s) of internationally recognized standing selected for such underwritten offering by the Company and reasonably satisfactory to the holders of at least a majority of the voting power of all Registrable Securities proposed to be included in such Registration. Notwithstanding any other provision of this Agreement, if the managing underwriter(s) advise the Company that marketing factors (including without limitation the aggregate number of securities requested to be Registered, the general condition of the market, and the status of the Persons proposing to sell securities pursuant to the Registration) require a limitation of the number of Registrable Securities to be underwritten in a Registration pursuant to Section 2.1 or Section 2.2, the underwriter(s) may exclude up to seventy percent (70%) of the Registrable Securities requested to be Registered but only after first excluding all other Equity Securities from the Registration and underwritten offering and so long as the number of shares to be included in the Registration on behalf of the non-excluded Holders is allocated among all Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities requested by such Holders to be included; provided that any Initiating Holder shall have the right to withdraw its request for Registration from the underwriting by written notice to the Company and the underwriter(s) delivered at least ten (10) days prior to the effective date of the Registration Statement, and such withdrawal request for Registration shall not be deemed to constitute one (1) of the Registration rights granted pursuant to Section 2.1 or Section 2.2, as the case may be. If any Holder disapproves the terms of any underwriting, the Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s) delivered at least ten (10) days prior to the effective date of the Registration Statement. Any Registrable Securities excluded or withdrawn from such underwritten offering shall be withdrawn from the Registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriter(s) may round the number of shares allocated to a Holder to the nearest one hundred (100) shares.

3.	Piggyback Registrations.

3.1 Registration of the Company’s Securities. Subject to the terms of this Agreement, if the Company proposes to Register for its own account any of its Equity Securities, or for the account of any holder (other than a Holder) of Equity Securities any of such holder’s Equity Securities, in connection with the public offering of such securities (except for Exempt Registrations), the Company shall promptly give each Holder written notice of such Registration and, upon the written request of any Holder given within fifteen (15) days after delivery of such notice, the Company shall use its reasonable best efforts to include in such Registration any Registrable Securities thereby requested to be Registered by such Holder. If a Holder decides not to include all or any of its Registrable Securities in such Registration by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent Registration Statement or Registration Statements as may be filed by the Company, all upon the terms and conditions set forth herein.

3.2 Right to Terminate Registration. The Company shall have the right to terminate or withdraw any Registration initiated by it under Section 3.1 prior to the effectiveness of such Registration, whether or not any Holder has elected to participate therein. The expenses of such withdrawn Registration shall be borne by the Company in accordance with Section 4.3.

3.3	Underwriting Requirements.

(i) In connection with any offering involving an underwriting of the Company’s Equity Securities, the Company shall not be required to Register the Registrable Securities of a Holder under this Section 3 unless such Holder’s Registrable Securities are included in the underwritten offering and such Holder enters into an underwriting agreement in customary form with the underwriter(s) of internationally recognized standing selected by the Company and setting forth such terms for the underwritten offering as have been agreed upon between the Company and the underwriter(s). In the event the managing underwriter(s) advise Holders seeking Registration of Registrable Securities pursuant to this Section 3 in writing that market factors (including the aggregate number of Registrable Securities requested to be Registered, the general condition of the market, and the status of the Persons proposing to sell securities pursuant to the Registration) require a limitation of the number of Registrable Securities to be underwritten, the underwriter(s) may exclude all of the Registrable Securities requested to be Registered in the IPO and up to seventy percent (70%) of the Registrable Securities requested to be Registered in any other public offering, but in any case only after first excluding all other Equity Securities (except for securities sold for the account of the Company) from the Registration and underwriting and so long as the Registrable Securities to be included in such Registration on behalf of any non-excluded Holders are allocated among all Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities requested by such Holders to be included. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriter(s) may round the number of shares allocated to a Holder to the nearest one hundred (100) shares.

(ii) If any Holder disapproves the terms of any underwriting, the Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s) delivered at least ten (10) days prior to the effective date of the Registration Statement. Any Registrable Securities excluded or withdrawn from the underwritten offering shall be withdrawn from the Registration.

3.4 Exempt Registrations. The Company shall have no obligation to Register any Registrable Securities under this Section 3 in connection with a Registration by the Company (i) relating solely to the sale of securities to participants in a Company share plan, (ii) relating to a corporate reorganization or other transaction under Rule 145 of the Securities Act (or comparable provision under the Laws of another jurisdiction, as applicable), or (iii) on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities and does not permit secondary sales (collectively, “Exempt Registrations”).

4.	Registration Procedures.

4.1 Registration Procedures and Obligations. Whenever required under this Agreement to effect the Registration of any Registrable Securities held by the Holders, the Company shall, as expeditiously as reasonably possible:

(i) prepare and file with the Commission a Registration Statement with respect to those Registrable Securities and use its reasonable best efforts to cause that Registration Statement to become effective, and, upon the request of the Holders holding at least a majority of the voting power of the Registrable Securities Registered thereunder, keep the Registration Statement effective until the distribution thereunder has been completed;

(ii) prepare and file with the Commission amendments and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to comply with the provisions of Applicable Securities Laws with respect to the disposition of all securities covered by the Registration Statement;

(iii) furnish to the Holders the number of copies of a prospectus, including a preliminary prospectus, required by Applicable Securities Laws, and any other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(iv) use its reasonable best efforts to Register and qualify the securities covered by the Registration Statement under the securities Laws of any jurisdiction, as reasonably requested by the Holders; provided that the Company shall not be required to qualify to do business or file a general consent to service of process in any such jurisdictions;

(v) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in customary form, with the managing underwriter(s) of the offering;

(vi) promptly notify each Holder of Registrable Securities covered by the Registration Statement at any time when a prospectus relating thereto is required to be delivered under Applicable Securities Laws of (a) the issuance of any stop order by the Commission, or (b) the happening of any event or the existence of any condition as a result of which any prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, or if in the opinion of counsel for the Company it is necessary to supplement or amend such prospectus to comply with Law, and at the request of any such Holder promptly prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made or such prospectus, as supplemented or amended, shall comply with Law;

(vii) furnish, at the request of any Holder requesting Registration of Registrable Securities pursuant to this Agreement, on the date that such Registrable Securities are delivered for sale in connection with a Registration pursuant to this Agreement, (a) an opinion, dated the date of the sale, of the counsel representing the Company for the purposes of the Registration, in form and substance as is customarily given to underwriter(s) in an underwritten public offering; and (b) comfort letters dated as of (x) the effective date of the registration statement covering such Registrable Securities, and (y) the date of the sale as contemplated in Rule 159 under the Securities Act, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriter(s) in an underwritten public offering, addressed to the underwriter(s);

(viii) otherwise comply with all applicable rules and regulations of the Commission to the extent applicable to the applicable registration statement and use its reasonable best efforts to make generally available to its security holders (or otherwise provide in accordance with Section 11(a) of the Securities Act) an earnings statement satisfying the provisions of Section 11(a) of the Securities Act, no later than forty-five (45) days after the end of a twelve (12) month period (or ninety (90) days, if such period is a fiscal year) beginning with the first month of the Company’s first fiscal quarter commencing after the effective date of such registration statement, which statement shall cover such twelve (12) month period, subject to any proper and necessary extensions;

(ix) not, without the written consent of the holders of at least a majority of voting power of the then outstanding Registrable Securities, make any offer relating to the Securities that would constitute a “free writing prospectus,” as defined in Rule 405 promulgated under the Act;

(x) provide a transfer agent and registrar for all Registrable Securities Registered pursuant to the Registration Statement and, where applicable, a number assigned by the Committee on Uniform Securities Identification Procedures for all those Registrable Securities, in each case not later than the effective date of the Registration; and

(xi) take all reasonable action necessary to list the Registrable Securities on the primary exchange on which the Company’s securities are then traded or, in connection with IPO, the primary exchange on which the Company’s securities will be traded.

4.2 Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the Registration of such Holder’s Registrable Securities.

4.3 Expenses of Registration. All expenses, other than the underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to this Agreement (which shall be borne by the Holders requesting Registration on a pro rata basis in proportion to their respective number of Registrable Securities sold in such Registration), incurred in connection with Registrations, filings or qualifications pursuant to this Agreement, including without limitation all Registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and reasonable fees and disbursement of one counsel for all selling Holders, shall be borne by the Company. The Company shall not, however, be required to pay for any expenses of any Registration proceeding begun pursuant to Section 2.1 or Section 2.2 if the Registration request is subsequently withdrawn at the request of the Holders holding at least a majority of the voting power of the Registrable Securities requested to be Registered by all Holder in such Registration (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be thereby Registered in the withdrawn Registration) unless the Holders of at least a majority of the voting power of the Registrable Securities then outstanding agree that such registration constitutes the use by the Holders of one (1) demand registration pursuant to Section 2.1 (in which case such registration shall also constitute the use by all Holders of Registrable Securities of one (1) such demand registration); provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and the Company shall pay any and all such expenses.

5.	Registration-Related Indemnification.

5.1	Company Indemnity.

(i) To the maximum extent permitted by Law, the Company will indemnify and hold harmless each Holder, such Holder’s partners, officers, directors, shareholders, members, and legal counsel, any underwriter (as defined in the Securities Act) and each Person, if any, who controls (as defined in the Securities Act) such Holder or underwriter, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under Laws which are applicable to the Company and relate to action or inaction required of the Company in connection with any Registration, qualification, or compliance, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each a “Violation”): (a) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, on the effective date thereof (including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto), (b) the omission or alleged omission to state in the Registration Statement, on the effective date thereof (including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto), a material fact required to be stated therein or necessary to make the statements therein not misleading, or (c) any violation or alleged violation by the Company of Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws. The Company will reimburse, as incurred, each such Holder, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action.

(ii) The indemnity agreement contained in this Section 5.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises solely out of or is solely based upon a Violation that occurs in reliance upon and in conformity with written information furnished for use in connection with such Registration by any such Holder, such Holder’s partners, officers, directors, and legal counsel, any underwriter (as defined in the Securities Act) and each Person, if any, who controls (as defined in the Securities Act) such Holder or underwriter.

5.2	Holder Indemnity.

(i) To the maximum extent permitted by Law, each selling Holder that has included Registrable Securities in a Registration will, severally and not jointly, indemnify and hold harmless the Company, its directors and officers, any other Holder selling securities in connection with such Registration and each Person, if any, who controls (as defined in the Securities Act) the Company, such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs solely in reliance upon and in conformity with written information furnished by such Holder for use in connection with such Registration; and each such Holder will reimburse, as incurred, any Person intended to be indemnified pursuant to this Section 5.2, for any legal or other expenses reasonably incurred by such Person in connection with investigating or defending any such loss, claim, damage, liability or action. No Holder’s liability under this Section 5.2 (when combined with any amounts paid by such Holder pursuant to Section 5.4) shall exceed the net proceeds received by such Holder from the offering of securities made in connection with that Registration.

(ii) The indemnity contained in this Section 5.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld or delayed).

5.3 Notice of Indemnification Claim. Promptly after receipt by an indemnified party under Section 5.1 or Section 5.2 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under Section 5.1 or Section 5.2, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the indemnifying parties. An indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonably incurred fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party, to the extent so prejudiced, of any liability to the indemnified party under this Section 5, but the omission to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 5. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

5.4 Contribution. If any indemnification provided for in Section 5.1 or Section 5.2 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that in any such case: (i) no Holder will be required to contribute any amount (after combined with any amounts paid by such Holder pursuant to Section 5.2) in excess of the net proceeds to such Holder from the sale of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (ii) no person or entity guilty of fraudulent misrepresentation (as defined in Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

5.5 Underwriting Agreement. To the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

5.6 Survival. The obligations of the Company and Holders under this Section 5 shall survive the completion of any offering of Registrable Securities in a Registration Statement under this Agreement, regardless of the expiration of any statutes of limitation or extensions of such statutes.

6.	Additional Registration-Related Undertakings.

6.1 Reports under the Exchange Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any comparable provision of any Applicable Securities Laws that may at any time permit a Holder to sell securities of the Company to the public without Registration or pursuant to a Registration on Form F-3 or Form S-3 (or any comparable form in a jurisdiction other than the United States), the Company agrees to:

(i) make and keep public information available, as those terms are understood and defined in Rule 144 (or comparable provision, if any, under Applicable Securities Laws in any jurisdiction where the Company’s securities are listed), at all times following ninety (90) days after the effective date of the first Registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(ii) file with the Commission in a timely manner all reports and other documents required of the Company under all Applicable Securities Laws; and

(iii) at any time following ninety (90) days after the effective date of the first Registration under the Securities Act filed by the Company for an offering of its securities to the general public by the Company, promptly furnish to any Holder holding Registrable Securities, upon request (a) a written statement by the Company that it has complied with the reporting requirements of all Applicable Securities Laws at any time after it has become subject to such reporting requirements or, at any time after so qualified, that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 or Form S-3 (or any form comparable thereto under Applicable Securities Laws of any jurisdiction where the Company’s securities are listed), (b) a copy of the most recent annual or quarterly report of the Company and such other reports and documents as filed by the Company with the Commission, and (c) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the Commission, that permits the selling of any such securities without Registration or pursuant to Form F-3 or Form S-3 (or any form comparable thereto under Applicable Securities Laws of any jurisdiction where the Company’s Securities are listed).

6.2 Limitations on Subsequent Registration Rights. From and after the Effective Date, the Company shall not, without the written consent of holders of at least a majority of the voting power of the then outstanding Registrable Securities held by all Holders (calculated on an as-converted basis), enter into any agreement with any holder or prospective holder of any Equity Securities of the Company that would allow such holder or prospective holder (i) to include such Equity Securities in any Registration filed under Section 2 or Section 3, unless under the terms of such agreement such holder or prospective holder may include such Equity Securities in any such Registration only to the extent that the inclusion of such Equity Securities will not reduce the amount of the Registrable Securities of the Holders that are included, (ii) to demand Registration of their Equity Securities, or (iii) cause the Company to include such Equity Securities in any Registration filed under Section 2 or Section 3 on a basis pari passu with or more favorable to such holder or prospective holder than is provided to the Holders of Registrable Securities.

6.3 “Market Stand-Off” Agreement. Each Holder of Registrable Securities agrees, if so required by the managing underwriter(s), that it will not during the period commencing on the date of the final prospectus relating to the Company’s IPO and ending on the date specified by the Company and the managing underwriter(s) (such period not to exceed one hundred and eighty (180) days from the date of such final prospectus) (i) lend, offer, pledge, hypothecate, hedge, sell, make any short sale of, loan, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Equity Securities of the Company (other than those included in such offering), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such Equity Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Equity Securities of the Company or such other securities, in cash or otherwise; provided that (i) the forgoing provisions of this Section 6.3 shall not apply to the sale of any securities of the Company to an underwriter pursuant to any underwriting agreement, and shall not be applicable to any Holder unless all directors, officers and all other holders of at least one percent (1%) of the outstanding share capital of the Company (calculated on an as-converted and fully-diluted basis) must be bound by restrictions at least as restrictive as those applicable to any such Holder pursuant to this Section 6.3, (ii) this Section shall not apply to a Holder to the extent that any other Person subject to substantially similar restrictions is released in whole or in part, and (iii) the lockup agreements shall permit a Holder to transfer their Registrable Securities to their respective Affiliates so long as the transferees enter into the same lockup agreement. Each Investor agrees to execute and deliver to the underwriter(s) a lock-up agreement containing substantially similar terms and conditions as those contained herein.

6.4 Termination of Registration Rights. The registration rights set forth in Section 2 and Section 3 shall terminate on the earlier of (i) the date that is five (5) years from the date of closing of Qualified IPO, and (ii) with respect to any Holder, the date on which such Holder may sell all of such Holder’s Registrable Securities under Rule 144 of the Securities Act in any ninety (90)-day period.

6.5 Exercise of Ordinary Share Equivalents. Notwithstanding anything to the contrary provided in this Agreement, the Company shall have no obligation to Register Registrable Securities which, if constituting Ordinary Share Equivalents, have not been exercised, converted or exchanged, as applicable, for Ordinary Shares as of the effective date of the applicable Registration Statement, but the Company shall cooperate and facilitate any such exercise, conversion or exchange as requested by the applicable Holder.

6.6 Intent. The terms of Sections 2 through 6 are drafted primarily in contemplation of an offering of securities in the United States. The parties recognize, however, the possibility that securities may be qualified or registered for offering to the public in a jurisdiction other than the United States where registration rights have significance or that the Company might effect an offering in the United States in the form of American Depositary Receipts or American Depositary Shares. Accordingly:

(i) it is their intention that, whenever this Agreement refers to a Law, form, process or institution of the United States but the parties wish to effectuate qualification or registration in a different jurisdiction where registration rights have significance, reference in this Agreement to the Laws or institutions of the United States shall be read as referring, mutatis mutandis, to the comparable Laws or institutions of the jurisdiction in question; and

(ii) it is agreed that the Company will not undertake any listing of American Depositary Receipts, American Depositary Shares or any other security derivative of the Ordinary Shares unless arrangements have been made reasonably satisfactory to the Majority Preferred Holders to ensure that the spirit and intent of this Agreement will be realized and that the Company is committed to take such actions as are necessary such that the Holders will enjoy rights corresponding to the rights hereunder to sell their Registrable Securities in a public offering in the United States as if the Company had listed Ordinary Shares in lieu of such derivative securities.

6.7 Assignment of Registration Rights. The registration rights of a Holder under Sections 2 to 6 hereof may be assigned to a transferee in connection with any transfer or assignment of Registrable Securities by a Holder; provided that (i) such transfer or assignment of Registrable Securities is in compliance with Applicable Securities Laws, the Charter Documents of the Company and the Transaction Documents, (ii) no party may be assigned any of the foregoing rights unless the Company is given prior written notice by the assigning party stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned, and (iii) any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 6.

Appendix B Calculation Mechanism for Call Valuation